PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                            LNR PROPERTY CORPORATION
                                    as Buyer

                                       AND

                          PACIFIC HARBOR CAPITAL, INC.
                                    as Seller

                                February 18, 1998


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                                TABLE OF CONTENTS

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1.       DEFINITIONS........................................................................1

2.       PURCHASE AND SALE OF ACQUIRED ASSETS...............................................6
         (a)      BASIC TRANSACTION.........................................................6
         (b)      PURCHASE PRICE............................................................6
         (c)      THE CLOSING...............................................................7
         (d)      DELIVERIES AT THE CLOSING; RIGHTS OF SELLER POST-CLOSING..................7
         (e)      ADJUSTMENTS...............................................................7
         (f)      THE DEPOSIT...............................................................9
         (g)      SOLICITATION OF CONSENTS AND APPROVALS; WITHDRAWAL OF PROJECTS............9

3.       REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.........................10
         (a)      REPRESENTATIONS AND WARRANTIES OF SELLER.................................10
         (b)      REPRESENTATIONS AND WARRANTIES OF BUYER..................................12

4.       REPRESENTATIONS AND WARRANTIES CONCERNING THE AFFORDABLE HOUSING GROUP............14
         (a)      ORGANIZATION, QUALIFICATION, AND POWER...................................14
         (b)      NONCONTRAVENTION.........................................................14
         (c)      BROKERS' FEES............................................................15
         (d)      TITLE TO PROJECTS........................................................15
         (e)      AFFORDABLE HOUSING GROUP.................................................15
         (f)      FINANCIAL STATEMENTS.....................................................16
         (g)      MATERIAL CHANGE..........................................................16
         (h)      LEGAL COMPLIANCE.........................................................17
         (i)      TAX MATTERS..............................................................17
         (j)      CONTRACTS AND COMMITMENTS................................................18
         (k)      LITIGATION...............................................................19
         (l)      EMPLOYEES; EMPLOYEE BENEFITS.............................................19
         (m)      ENVIRONMENTAL MATTERS....................................................19
         (n)      INSURANCE................................................................20
         (o)      PERMITS..................................................................20
         (p)      TAX CREDIT MATTERS CONCERNING OPERATING PROJECTS.........................21
         (q)      TAX CREDIT MATTERS CONCERNING DEVELOPMENT PROJECTS.......................23
         (r)      MISCELLANEOUS DISCLOSURE ITEMS...........................................25
         (s)      INFORMATION SUPPLIED.....................................................25
         (t)      DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.............................25
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5.       PRE-CLOSING COVENANTS..............................................................26
         (a)      GENERAL...................................................................26
         (b)      NOTICES AND CONSENTS......................................................26
         (c)      OPERATION OF BUSINESS.....................................................26
         (d)      FULL ACCESS...............................................................28
         (e)      EXCLUSIVITY...............................................................28

6.       POST-CLOSING COVENANTS.............................................................29
         (a)      GENERAL...................................................................29
         (b)      LITIGATION SUPPORT........................................................29
         (c)      EMPLOYEE MATTERS..........................................................29
         (d)      ASSUMPTION OF OBLIGATIONS BY BUYER; AFFORDABLE HOUSING GROUP
                  OBLIGATIONS...............................................................31
         (f)      USE OF NAME...............................................................33
         (g)      DELIVERY AND RETENTION OF RECORDS.........................................33
         (h)      CONSTRUCTION LOANS........................................................34
         (i)      HASTINGS LOAN.............................................................35
         (j)      SPACE.....................................................................35
         (k)      COOPERATION ON AUDIT......................................................35
         (l)      INDEMNIFICATION RELATING TO FENIX REDEVELOPMENT PARTNERSHIP, LTD..........36

7.       CONDITIONS TO OBLIGATION TO CLOSE..................................................36
         (a)      CONDITIONS TO OBLIGATION OF BUYER.........................................36
         (b)      CONDITIONS TO OBLIGATION OF SELLER........................................37

8.       REMEDIES FOR BREACHES OF THIS AGREEMENT............................................38
         (a)      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS.............38
         (b)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER...........................38
         (c)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLER..........................39
         (d)      MATTERS INVOLVING THIRD PARTIES...........................................40

9.       TAX MATTERS........................................................................40
         (a)      INCOME TAX SHARING AGREEMENTS.............................................40
         (b)      RETURNS FOR PERIODS THROUGH THE CLOSING DATE..............................40
         (c)      AUDITS....................................................................41
         (d)      CARRYBACKS................................................................41
         (e)      RETENTION OF CARRYOVERS...................................................41
         (f)      INDEMNIFICATION FOR POST-CLOSING TRANSACTIONS.............................41
         (g)      POST-CLOSING TRANSACTIONS NOT IN THE ORDINARY COURSE......................41
         (h)      ALLOCATION OF PURCHASE PRICE..............................................42
         (i)      SECTION 338(H)(10) ELECTION...............................................42
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         (j)      NOTICE OF INCOME TAX PROCEEDINGS; CONTEST PROCEDURE.......................42
         (k)      INTERIM CLOSING OF THE BOOKS..............................................44

10.      TERMINATION........................................................................45
         (a)      TERMINATION OF AGREEMENT..................................................45
         (b)      EFFECT OF TERMINATION.....................................................45
         (c)      SPECIFIC PERFORMANCE......................................................47

11.      MISCELLANEOUS......................................................................47
         (a)      PRESS RELEASES AND PUBLIC ANNOUNCEMENTS...................................47
         (b)      NO THIRD PARTY BENEFICIARIES..............................................47
         (c)      SUCCESSION AND ASSIGNMENT.................................................48
         (d)      COUNTERPARTS..............................................................48
         (e)      HEADINGS..................................................................48
         (f)      NOTICES...................................................................48
         (g)      GOVERNING LAW.............................................................49
         (h)      AMENDMENTS AND WAIVERS....................................................49
         (i)      SEVERABILITY..............................................................49
         (j)      EXPENSES; TRANSFER TAXES..................................................49
         (k)      CONSTRUCTION..............................................................50
         (l)      INCORPORATION OF EXHIBITS AND SCHEDULES...................................50
         (M)      ENTIRE AGREEMENT..........................................................50


Exhibit A         Form of Opinion of Counsel to Sellers
Exhibit B         Form of Opinion of Counsel to Buyer
Exhibit C         Form of Parent Guaranty
Exhibit D         Form of Escrow Agreement
Exhibit E         Form of Construction Loan Documents
Schedule 1.1      Directly-Owned Companies and Directly-Owned Partnership Interests
Schedule 1.2      Indirectly-Owned Companies and Indirectly-Owned Partnership Interests
Schedule 1.3      Projects
Schedule 1.4      Additional Affordable Housing Group Assets
Schedule 1.5      Scheduled Capital Contributions
Schedule 1.6      Pro Forma Amount of Tax Credits
Schedule 2(a)     Budgets for "Pool IV" Projects
Schedule 2(g)     Allocation of Purchase Price for Projects if Potential Withdrawn Projects
Schedule 3(a)     Exceptions to Seller's Representations and Warranties
                  Concerning the Transaction
Schedule 3(b)     Exceptions to Buyer's Representations and Warranties
                  Concerning the Transaction
Schedule 4        Disclosure Schedule - Exceptions to Representations and
                  Warranties Concerning the Affordable Housing Group
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Schedule 5(c)     Conduct Pending Closing
Schedule 5(g)     Seller Obligations
Schedule 6(c)     Employee List
Schedule 6(d)     Assumed Liabilities
Schedule 6(h)     Construction Loans
Schedule 9(h)     Allocation Schedule


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                           PURCHASE AND SALE AGREEMENT

                  THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is entered into as of February 18, 1998, by and among LNR PROPERTY CORPORATION, a Delaware corporation (the "BUYER"), and PACIFIC HARBOR CAPITAL, INC., a Delaware corporation (the "SELLER"). Buyer and Seller are referred to collectively herein as the "PARTIES."

                                    RECITALS

                  WHEREAS, Seller owns all of the outstanding capital stock of the corporations reflected on attached Schedule 1.1 as Directly-Owned Companies (collectively, the "DIRECTLY-OWNED COMPANIES");

                  WHEREAS, Seller owns partnership interests reflected on attached Schedule 1.1 as Directly-Owned Partnership Interests (collectively, the "DIRECTLY-OWNED PARTNERSHIP INTERESTS");

                  WHEREAS, Seller, through the Directly-Owned Companies and the Directly-Owned Partnership Interests has an indirect interest in each of the affordable housing projects described on attached Schedule 1.3 (such projects and any New Projects (as defined below) approved in accordance with Section 5(c) hereof, referred to herein as the "PROJECTS");

                  WHEREAS, Seller owns the "Additional Affordable Housing Group Assets" (as such term is defined below);

                  WHEREAS, this Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the outstanding capital stock of the Directly-Owned Companies, all of the Directly-Owned Partnership Interests and all of the Additional Affordable Housing Group Assets in return for cash;

                  NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1. DEFINITIONS

                  "ACQUIRED ASSETS" has the meaning set forth in Section 2(a) hereof.

                  "ADDITIONAL AFFORDABLE HOUSING GROUP ASSETS" means each of the following to the extent not already owned by a member of the Affordable Housing
Group: (i) all contracts necessary for the operation and development of the Projects and owned by Seller or any Affiliate of Seller (other than Affiliates included in the Affordable Housing Group); (ii) all rights of Seller and any Affiliate of Seller (other than Affiliates included in the Affordable Housing Group) to receive development and other fees, loan and capital repayments and other payments, in each

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case relating to the Projects; provided that it shall not include that certain
$80,000 loan from PacifiCorp Financial Services, Inc. to Gerald E. Anderson and Associates, Inc. to be made on or about the date hereof; (iii) all rights of Seller and any Affiliate of Seller (other than Affiliates included in the Affordable Housing Group) to software developed by Seller or any of its Affiliates to monitor Tax Credit compliance, including all rights to future payments with respect thereto and related products and services; and (iv) furnishings (excluding conference room facilities), office equipment, computers (excluding parent company servers and related software), computer and hardcopy files and all such other items necessary or related to the ownership, development and operation of the Projects, in the case of clauses (i) through
(iv), to the extent such assets relate to the operation of the Affordable Housing Group. The Additional Affordable Housing Group Assets shall include, but shall not be limited to, the assets set forth on attached Schedule 1.4.

                  "ADJUSTMENTS" means adjustments to the Purchase Price contemplated under Section 2(e) or 2(g) hereof.

                  "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act. For purposes of covenants after the Closing, Buyer's Affiliates shall include members of the Affordable Housing Group acquired directly or indirectly by Buyer.

                  "AFFILIATED GROUP" means any affiliated group within the meaning of Code section 1504.

                  "AFFORDABLE HOUSING GROUP" means the Directly-Owned Companies, the Directly-Owned Partnerships, the Indirectly-Owned Companies and the Indirectly-Owned Partnerships.

                  "ASSUMED OBLIGATIONS" has the meaning set forth in Section
6(d).

                  "BUYER" has the meaning set forth in the preface above.

                  "CASH" means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP.

                  "CLOSING" has the meaning set forth in Section 2(d) below.

                  "CLOSING DATE" has the meaning set forth in Section 2(c) below.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMMISSIONS" means, as to any state, the applicable commission or agency charged with administering the Tax Credit program for such state.


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                  "COMMISSION APPROVALS" means the notices to and/or approvals of certain Commissions as set forth in Section 4(b)-1 of the attached Disclosure Schedule.

                  "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement between Buyer and PaineWebber Incorporated dated October 7, 1997.

                  "CONSTRUCTION LOANS" has the meaning set forth in Section 6(h) hereof.

                  "DEPOSIT" means $2,000,000.

                  "DEVELOPMENT PROJECTS" means all of the Projects which are not Operating Projects, such Projects being identified as "Development Projects" in
Section 4(d)-1 of the attached Disclosure Schedule.

                  "DIRECTLY-OWNED COMPANIES" has the meaning set forth in the preface above.

                  "DIRECTLY-OWNED COMPANY SHARE" means a share of the common stock of any Directly-Owned Company.

                  "DIRECTLY-OWNED PARTNERSHIP INTERESTS" has the meaning set forth in the preface above.

                  "DIRECTLY-OWNED PARTNERSHIPS" means each partnership in which Seller has a Directly-Owned Partnership Interest, which partnerships are listed on attached Schedule 1.1.

                  "DISCLOSURE SCHEDULE" has the meaning set forth in Section 4 below.

                  "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan, or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

                  "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA section 3(2).

                  "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA section 3(1).

                  "ENCUMBRANCE" means any mortgage, pledge, lien, encumbrance, charge, other security interest or defect in title.

                  "ENVIRONMENTAL LAW" or "ENVIRONMENTAL LAWS" has the meaning given to that term in Section 4(m) of this Agreement.


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                  "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

                  "GAAP" means U.S. generally accepted accounting principles as in effect from time to time.

                  "GOVERNMENTAL AUTHORITY" means the United States and any state, county, city or other political subdivision, agency, court or instrumentality.

                  "HAZARDOUS SUBSTANCES" means all hazardous, toxic and radioactive materials, substances and wastes which, because of the risk that their improper handling, use, treatment, transportation or disposal would pose to public health or the environment, are regulated under any Environmental Law.

                  "INCOME TAX" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether or not disputed.

                  "INCOME TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

                  "INDEMNIFIED PARTY" has the meaning set forth in Section 8(d) below.

                  "INDEMNIFYING PARTY" has the meaning set forth in Section 8(d) below.

                  "INDIRECTLY-OWNED COMPANIES" means the corporations or limited liability companies set forth on attached Schedule 1.2.

                  "INDIRECTLY-OWNED COMPANY" means one of the Indirectly-Owned Companies.

                  "INDIRECTLY-OWNED COMPANY SHARE" means a share of the common stock of any Indirectly-Owned Company.

                  "INDIRECTLY-OWNED PARTNERSHIP INTERESTS" means the partnership interests in the Indirectly-Owned Partnerships reflected on attached Schedule 1.2.

                  "INDIRECTLY-OWNED PARTNERSHIPS" means the partnerships reflected on attached Schedule 1.2 as Indirectly-Owned Partnerships.

                  "LAWS" means any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

                  "NEW PROJECTS" has the meaning set forth in Section 5(c) below.


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                  "NONCONTROLLED PARTNERSHIPS" means Fenix Redevelopment
Partnership, Ltd., a Colorado limited partnership, Lake Wood Ranch Limited Partnership, an Idaho limited partnership, Morris Glen Limited Partnership, a Virginia limited partnership, and Virginia Gardens Associates Limited Partnership, a Virginia limited partnership.

                  "OPERATING PROJECTS" means each of the Projects which has been placed in service prior to January 1, 1998 and for which final certificates of occupancy and Internal Revenue Service Form 8609's have been issued with respect to all buildings in the Project requiring such certificate or form, such Projects being identified as "Operating Projects" in Section 4(d)-1 of the attached Disclosure Schedule.

                  "ORDINARY COURSE OF BUSINESS" means ordinary business activity of such entity, conducted in a commercially reasonable and businesslike manner, having no unusual or special features, and being such as a corporation or other entity of similar nature and size and engaged in a similar business might reasonably be expected to carry out from time to time.

                  "PAINEWEBBER" means PaineWebber Incorporated.

                  "PARENT" shall mean PacifiCorp Financial Services, Inc., an Oregon corporation.

                  "PARTY" has the meaning set forth in the preface above.

                  "PERMITTED ENCUMBRANCES" means any of the following: (i) any liens for taxes and assessments not yet delinquent and (ii) any obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any Acquired Asset in any manner including all applicable Laws.

                  "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                  "PROJECTS" has the meaning set forth in the preface above.

                  "QUALIFIED TENANT" means any individual renting a rental unit in the applicable Project for an initial term of at least six months who meets the income limitations for such unit applicable to the Project under Section 42(g) of the Code.

                  "PURCHASE PRICE" has the meaning set forth in Section 2(b) below.

                  "SCHEDULED CAPITAL CONTRIBUTIONS" means the Capital Contributions required to be made by Seller or any member in the Affordable Housing Group with respect to the Projects as set forth on attached Schedule 1.5.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.


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                  "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of
1934, as amended.

                  "SELLER" has the meaning set forth in the preface above.

                  "SELLER CONSENTS" means (i) the consents listed in Section 4(b)-2 of the attached Disclosure Schedule, and (ii) with respect to the Cascade Crossing Project, Lake Wood Ranch Project, Morris Glen Project, Park at Emerald Village Project, River Ridge Project, and Virginia Gardens Project, an amendment of the current options in favor of the non-profit or governmental agency general partners to convert such options to rights of first refusal contemplated under Code Section 42(i)(7) (including limitations as to assignment to qualified entities), it being acknowledged that with respect to Cascade Crossing Project, Park at Emerald Village Project, and River Ridge Project, the options can remain if they are amended to reflect a minimum price equal to the amount payable under Code Section 42(i)(7).

                  "SPECIAL THIRD PARTY CLAIM" has the meaning set forth in
Section 8(a) below.

                  "TAX CREDITS" means federal income tax credits available under
Section 42 of the Code.

                  "THIRD PARTY CLAIM" has the meaning set forth in Section 8(d) below.

         2. PURCHASE AND SALE OF ACQUIRED ASSETS

         (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agree to sell to Buyer, for the Purchase Price specified below in this Section 2 and the assumption of certain obligations as contemplated herein, the Directly-Owned Company Shares set forth on attached Schedule 1.1, constituting all of the issued and outstanding equity securities of the Directly-Owned Companies, the Directly-Owned Partnership Interests set forth on attached Schedule 1.1, and the Additional Affordable Housing Group Assets (such securities, interests and assets collectively referred to as the "ACQUIRED ASSETS"). Notwithstanding anything contained herein to the contrary, Buyer may elect, by written notice to Seller at least ten (10) business days prior to Closing to acquire an interest in any Project by acquiring any Indirectly Owned Company or Indirectly Owned Partnership, instead of a Directly Owned Company or Directly Owned Partnership; provided, however, that (i) no additional consents shall be triggered as a result of such election, (ii) the Purchase Price shall not be reduced as a result of such election and (iii) Buyer shall be solely responsible for, and shall pay on demand, any increased costs to Seller which arise because of such election.

         (b) PURCHASE PRICE. Buyer agrees to pay to Seller the Purchase Price in the following manner: (i) Buyer will pay Seller at the signing of this Agreement, the Deposit, which Seller will retain and apply as a partial payment of the Purchase Price; (ii) Buyer will pay Seller in cash at Closing the sum of
(A) $81,151,063, plus (B) an amount equal to all Scheduled Capital


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Contributions which have been made after December 31, 1997 and prior to Closing from funds provided by Seller (and not from funds provided by the Affordable Housing Group) for the benefit of any Projects listed as "Pool III" Projects in
Schedule 1.5, plus (C) an amount equal to all capital contributions which have been made after December 31, 1997 and prior to Closing from funds provided by Seller (and not from funds provided by the Affordable Housing Group) for the benefit of any Projects listed as "Pool IV" Projects in Schedule 1.5 within the limits and for the purposes set forth in the applicable budget for such Projects attached hereto as Schedule 2(b) (such sum referred to herein as the "PURCHASE PRICE"), which cash amount shall be payable in part by crediting the Deposit with the remainder payable by wire transfer or delivery of other immediately available U.S. funds subject to Adjustments (as defined below), if any, under
Section 2(e) or (g), and (iii) Buyer shall assume the obligation to make the Scheduled Capital Contributions which have not been made by the Affordable Housing Group prior to Closing.

         (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2600, Portland, Oregon, 97204, commencing at 9:00 a.m. local time on March 31, 1998, or such later day as is the fifth business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions each Party will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the "CLOSING DATE").

         (d) DELIVERIES AT THE CLOSING; RIGHTS OF SELLER POST-CLOSING. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in
Section 7(b) below, (iii) Seller will deliver to Buyer stock certificates representing all of the outstanding issued Directly-Owned Company Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) Seller will withdraw as a general partner or a limited partner, as the case may be, in each Directly-Owned Partnership and Buyer will be admitted and substituted as a general partner or a limited partner, as the case may be, in each Directly-Owned Partnership, and (v) Buyer will deliver to Seller the Purchase Price specified in Section 2(b) above, as adjusted by Section 2(e) or
(g). After the Closing, neither Seller nor any of the Affiliates of Seller shall have any claim with respect to the Acquired Assets, including, without limitation, any Projects, except for (w) the rights of Seller under this Agreement, (x) any Projects retained by Seller pursuant to Section 2(g) hereof,
(y) the rights of Seller or any Affiliate of Seller under any Construction Loan and the documentation relating thereto, (z) the rights of Seller with respect to any Tax Credits or other tax benefits for periods prior to Closing.

         (e) ADJUSTMENTS. Each of the following adjustments shall take into account the withdrawal of any Projects pursuant to Section 2(g) hereof. Without limiting the foregoing, in the event the Purchase Price is reduced by virtue of Withdrawn Projects pursuant to Section 2(g) hereof and Buyer has elected to pay accrued interest to Seller on a monthly basis pursuant to clause (ii), an amount equal to the interest attributable to such reduction shall be immediately returned to Buyer.


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         (i)      With respect to the period from January 1, 1998, through and including February 15, 1998, the remaining and scheduled aggregate annual Tax Credits which have been allocated to the Projects (other than New Projects) by any of the Commissions (whether or not such Projects have been constructed) and which are projected to be available to Buyer on or after February 16, 1998 shall be compared (through preparation of a separate schedule on a "fiscal year" basis, commencing February 16, 1998; such schedule, the "ADJUSTED SCHEDULE") to the amount of such annual Tax Credits set forth on attached Schedule 1.6 (the "PRO FORMA AMOUNT OF TAX CREDITS"), and the Purchase Price shall be decreased by an amount equal to the present value (determined from the respective fiscal year ends to February 15, 1998) of the aggregate differences (adding positive differences and subtracting negative differences) between (A) the annual total credits for each year in the Pro Forma Schedule attached as Schedule 1.6 (adjusted, if appropriate to take into account the withdrawal of any Projects pursuant to Section 2(g) hereof) and (B) the annual total credits for each year in the Adjusted Schedule (adjusted, if appropriate to take into account the withdrawal of any Projects pursuant to Section 2(g) hereof and comparing the first fiscal year in the Adjusted Schedule to 1998 in the Pro Forma Schedule, and so on). The present value shall be determined by discounting the difference on an annual basis at a discount rate of ten percent (10%) per annum, from the end of each fiscal year reflected in the Adjusted Schedule to February 16, 1998.

         (ii) With respect to the period from and including February 16, 1998, to but excluding the Closing Date, the Purchase Price shall be increased by an amount equal to the interest which would have been earned on $81,151,063 from and including February 16, 1998, to but excluding the Closing Date at the rate of fourteen percent (14%) per annum, compounded monthly; provided, that in lieu of compounding, Buyer may pay the accrued interest to Seller on a monthly basis, commencing March 16, 1998.

         (iii) With respect to the period from and including February 16, 1998, to but excluding the Closing Date, the Purchase Price shall be decreased by an amount equal to $1 for every $1 dollar of such Tax Credits set forth on attached Schedule 1.6 which are available to Seller (other than Tax Credits available to Seller with respect to the period from January 1, 1998 to and including February 15, 1998).

         (iv) With respect to the period from and including February 16, 1998, to but excluding the Closing Date, the Purchase Price shall be decreased by an amount equal to $0.38 for every $1 dollar of Projected Tax Losses set forth on attached Schedule
                  1.6 which are available to Seller (excluding


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                  any such Projected Tax Losses available to Seller with respect to the period from January 1, 1998 to and including February 15, 1998).

         (v) With respect to the period from and including April 1, 1998, to but excluding the Closing Date, the Purchase Price shall be increased by an amount equal to any cash invested by Seller in the Affordable Housing Group during such period (other than investments contemplated under clauses (B) and (C) of Section 2(b)).

         (vi) In addition to the other adjustments contemplated hereunder, for any New Projects which have been approved by Buyer as contemplated under Section 5(c) hereof, the cash portion of the Purchase Price shall be automatically increased to fully reimburse Seller for any out-of-pocket expenditures, including capital contributions, with respect to the New Projects. In addition to the Scheduled Capital Contributions, Buyer shall assume the obligation to make future capital contributions for such New Projects (in an amount equal to the capital contributions approved by Buyer pursuant to Section 5(c) hereof).

         (f) THE DEPOSIT. The Deposit will be held by First Security Bank, as escrow agent (the "ESCROW AGENT"), until (a) the Closing occurs under this Agreement, in which event the Deposit will be applied by Seller in partial payment of the Purchase Price, in accordance with Section 2(b), or (b) the Closing fails to occur as contemplated by the terms and conditions of this Agreement, in which event the Deposit will be paid to Buyer or retained by Seller in accordance with Section 10(b)(ii) or 10(b)(iii), as the case may be. Buyer, Seller and Escrow Agent shall enter into an Escrow Agreement in substantially the form of attached Exhibit D. Buyer shall be entitled to direct the investment of the Deposit in securities contemplated by the Escrow Agreement. Buyer and Seller shall each be responsible for the half of the fees and expenses of the Escrow Agent.

         (g) SOLICITATION OF CONSENTS AND APPROVALS; WITHDRAWAL OF PROJECTS. Seller agrees to use its reasonable best efforts (not including the payment of consent fees unless provided for in the applicable contract, which applicable contract amounts shall be the responsibility of Seller) in obtaining the Seller Consents and the Commission Approvals (as set forth in Schedule 4(b)-1). Buyer agrees to reasonably cooperate with Seller at Seller's request (reasonable cooperation to include arranging for appropriate persons to travel to and meet with parties from whom Seller Consents and Commission Approvals are to be requested (the "CONSENTING PARTIES"), and making written undertakings for the benefit of such Consenting Parties consistent with the Assumed Obligations) in obtaining the Seller Consents and Commission Approvals. If Seller or Buyer reasonably determines with respect to one or more Projects (a "POTENTIAL WITHDRAWN PROJECT") that,

                  (i) the representations and warranties will not be met in all material respects at Closing; or

                  (ii) the required Seller Consents or Commission Approvals will not be obtained at or before Closing;

then the Party so determining shall provide the other Party with written notice of the same at least five (5) business days before the Closing (it being acknowledged that, unless the parties otherwise agree, if such notice comes within the period less than five (5) business days before the Closing, the Closing Date shall be extended to the fifth business day after such notice). In such event, unless Buyer in its sole discretion elects to waive compliance with such representations and warranties or Seller Consents or Commission Approvals with respect to any such Potential Withdrawn Project (in which event no withdrawal with respect to any Project for which such waiver has been made shall occur), the relevant shares or partnership interests representing such Project shall not be sold under this Agreement (such Project, a "WITHDRAWN PROJECT"), and the Purchase Price will be reduced by the allocated Purchase Price relating to such Project as set forth on attached Schedule 2(g). Seller agrees to continue to use its reasonable best efforts and Buyer agrees to reasonably cooperate (in each case, as contemplated above) during the 180-day period following Closing to obtain any Seller Consents or Commission Approvals or to cure representations and warranties with respect to Withdrawn Projects. Buyer agrees to manage any Withdrawn Project during this period for a market rate management fee, payable at the end of the period; provided, however, that the management fee shall only be payable if the Withdrawn Project is not acquired by Buyer. With respect to the Withdrawn Projects, if Seller Consents and Commission Approvals are obtained or the misrepresentation is cured within 180 days after Closing, Buyer will purchase the Withdrawn Project pursuant to the Purchase and Sale Agreement (the purchase price of such Withdrawn Project to be equal to the allocated Purchase Price relating to such Project as set forth on attached
Schedule 2(g),as adjusted consistent with the provisions of Section 2(b), with respect to additional capital contributions after December 31, 1997, and Section 2(e)). In the event Seller sells a Withdrawn Project to a third party at any time within 12 months after Closing, Seller shall pay to Buyer any net proceeds received for such sale over the adjusted purchase price allocated for such project in the Purchase and Sale Agreement (said adjusted purchase price of such Withdrawn Project to be equal to the allocated Purchase Price relating to such Project as set forth on attached Schedule 2(g),as adjusted consistent with the provisions of Section 2(b), with respect to additional capital contributions after December 31, 1997, and Section 2(e)).

         3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

         (a) REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)), except as set forth in Schedule 3(a) attached hereto.

                  (i) ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.

                  (ii) AUTHORIZATION OF TRANSACTION. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except for the Commission Approvals.

                  (iii) NONCONTRAVENTION. Assuming the Seller Consents have been obtained and the Commission Approvals have been made or obtained, as the case may be, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject.

                  (iv) BROKERS' FEES. Parent has retained PaineWebber in connection with the transaction contemplated hereunder and shall be solely responsible for the fees payable to PaineWebber in connection herewith. Subject to the foregoing, neither Parent nor Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  (v) CAPITALIZATION AND OWNERSHIP OF THE DIRECTLY-OWNED COMPANIES. The entire authorized capital stock of the Directly-Owned Companies consists of the Directly-Owned Company Shares set forth on attached
                           Schedule 1.1, all of which are issued and outstanding. All of the issued and outstanding Directly-Owned Company Shares for each DirectlyOwned Company have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Seller free and clear of restrictions on transfer (other than Seller Consents and restrictions under the Securities Act and state securities laws), taxes, and Encumbrances. Except as set forth on attached
                           Schedule 3(a), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts, commitments, equities, claims, or demands that could require any of the Directly-Owned Companies to issue, sell, or otherwise cause to become outstanding any of its capital stock or that could require Seller to sell, transfer, or otherwise dispose of the Directly-Owned Company Shares (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Directly-Owned Companies. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Directly-Owned Companies.

                  (vi) OWNERSHIP OF THE DIRECTLY-OWNED PARTNERSHIPS AND DIRECTLY-OWNED PARTNERSHIP Interests. The outstanding partnership interests and the current partners of each of the Directly-Owned Partnerships are accurately set forth in Section 4(e) of the Disclosure Schedule. All of the issued and outstanding Directly-Owned Partnership Interests for each Directly-Owned Partnership have been duly authorized and are validly issued, are subject to only the capital contribution obligations, loan, fee or other financial obligations set forth on attached
                           Schedule 6(d) and are held of record by Seller free and clear of restrictions on transfer (other than Seller Consents and restrictions under the Securities Act and state securities laws), taxes, and Encumbrances. Except as set forth on attached
                           Schedule 3(a), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts, commitments, equities, claims, or demands that could require any of the Directly-Owned Partnerships to issue, sell, or otherwise cause to become outstanding any of its partnership interests or that could require Seller to sell, transfer, or otherwise dispose of the Directly-Owned Partnership Interests (other than this Agreement). Seller is not party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Directly-Owned Partnership Interests.

                  (b) REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Schedule 3(b) attached hereto.

                  (i) ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

                  (ii) AUTHORIZATION OF TRANSACTION. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (iii) NONCONTRAVENTION. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

                  (iv) BROKERS' FEES. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  (v) INVESTMENT. Buyer acknowledges that none of the Acquired Assets have been registered under the Securities Act of 1933, as amended (the "33 ACT"), nor have any of the Acquired Assets been registered or qualified under any state securities laws. Buyer acknowledges that to the extent any of the Acquired Assets may constitute a "security" under the 33 Act or any applicable state securities laws, such Acquired Assets may not be offered for sale, sold, transferred, pledged, or hypothecated to any person in the absence of an exemption from, or an effective registration or qualification under, the 33 Act and applicable state securities laws. Buyer, together with its directors and executive officers and advisors, is familiar with investments of the nature of the Acquired Assets, including the Directly-Owned Company Shares and the Directly-Owned Partnership Interests, understands that this investment involves substantial risks, has adequately investigated the Affordable Housing Group and the Projects and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Acquired Assets, including the Directly-Owned Company Shares and the Directly-Owned Partnership Interests, and is able to bear the economic risks of such investment.

                  (vi) FINANCING. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds (excluding financing tied specifically to or secured primarily by the Affordable Housing Group) to enable it to make payment of the Purchase Price at Closing.

         4. REPRESENATIONS AND WARRANTIES CONCERNING THE AFFORDABLE HOUSING GROUP. The Seller represents and warrants to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule initialed by the Parties and attached hereto as Schedule 4 (the "DISCLOSURE SCHEDULE"); provided, however, that with respect to Noncontrolled Partnerships, notwithstanding anything contained herein to the contrary, each of the representations and warranties set forth below are limited to the actual knowledge of Seller, except for those representations and warranties with respect to Noncontrolled Partnerships set forth in Sections 4(p) and 4(q) (other than in clause (i) of each such section), which are not so limited.

         (a) ORGANIZATION, QUALIFICATION, AND POWER. Each Directly-Owned Company Shares, Directly-Owned Partnership, Indirectly-Owned Company and the Indirectly-Owned Partnership (i) is an organization duly organized and validly existing, under the laws of the jurisdiction of its organization; (ii) is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required; and (iii) has full corporate or partnership power and authority, as the case may be, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. With respect to each entity in the Affordable Housing Group which directly owns a Project, the Project (and assets related thereto) is such entity's only asset. With respect to each entity in the Affordable Housing Group which indirectly owns a Project, such entity and all other entities owned directly or indirectly by it have no assets other than one or more Projects or the indirect ownership interests leading to ownership of one or more Projects.

         (b) NONCONTRAVENTION. Assuming the Seller Consents have been obtained and the Commission Approvals have been made or obtained, as the case may be, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any entity in the Affordable Housing Group is subject, or (ii) any provision of the charter, bylaws, partnership agreement, limited liability company agreement or other organizing document of any entity in the Affordable Housing Group or
(iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel, or exercise any adverse remedy with respect to (including the rescission or reduction of Tax Credits, other than by lapse of time) or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any entity in the Affordable Housing Group is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets). Except for the Commission Approvals and Seller Consents, no entity in the Affordable Housing Group needs to give notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (c) BROKERS' FEES. No entity in the Affordable Housing Group has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (d) TITLE TO PROJECTS. The respective entities in the Affordable Housing Group reflected on Section 4(e) of the Disclosure Schedule as owning the Projects, own such Projects free and clear of all Encumbrances, except for (1) Permitted Encumbrances, and (2) the Encumbrances disclosed in Section 4(d)-2 of the Disclosure Schedule.

         (e) AFFORDABLE HOUSING GROUP. Section 4(e) of the Disclosure Schedule lists each entity in the Affordable Housing Group, its name and jurisdiction of organization, the percentage interest in such entity beneficially owned, directly or indirectly, by Seller, and, where applicable, the Project owned by such entity, and, where applicable, the percentage interest owned by any entity which is not an Affiliate of Seller. All of the issued and outstanding Indirectly-Owned Company Shares for each Indirectly-Owned Company have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Seller free and clear of restrictions on transfer (other than Seller Consents and restrictions under the Securities Act and state securities laws), taxes, and Encumbrances. Except as set forth on Section 4(e) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts, commitments, equities, claims, or demands that could require any of the Indirectly-Owned Companies to issue, sell, or otherwise cause to become outstanding any of its capital stock or that could require Seller to sell, transfer, or otherwise dispose of the Indirectly-Owned Company Shares (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Indirectly-Owned Companies. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Indirectly-Owned Companies. All of the issued and outstanding Indirectly-Owned Partnership Interests for each Indirectly-Owned Partnership have been duly authorized and are validly issued, are subject to only the capital contribution obligations set forth on attached Schedule 6(d) and are held of record by Seller free and clear of restrictions on transfer (other than Seller Consents and restrictions under the Securities Act and state securities laws), taxes, and Encumbrances. Except as set forth on Section 4(e) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts, commitments, equities, claims, or demands that could require any of the Indirectly-Owned Partnerships to issue, sell, or otherwise cause to become outstanding any of its partnership interests or that could require Seller to sell, transfer, or otherwise dispose of the Indirectly-Owned Partnership Interests (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Indirectly-Owned Partnership Interests.

         (f) FINANCIAL STATEMENTS. Section 4(f) of the Disclosure Schedule sets forth the unaudited balance sheets as of December 31, 1997 of each entity in the Affordable Housing Group which directly owns a Project and, the unaudited balance sheets as of December 31, 1997, of each other entity in the Affordable Housing Group. These balance sheets present fairly, in all material respects, the financial positions of the entities to which they relate. Each account receivable reflected on the balance sheets represents the genuine, valid and legally enforceable indebtedness of the account debtor and, except as set forth in Section 4(f) of the Disclosure Schedule, no contra account, set-off, defense, counterclaim, allowance, or adjustment has been asserted or, to the knowledge of Seller, is threatened against any individual account receivable. The Affordable Housing Group does not have any liabilities, whether absolute, accrued, or contingent and whether due or to become due, that were not reserved against or disclosed in the unaudited balance sheet of such entity as of the date thereof. Except as set forth on Section 4(f) of the Disclosure Schedule, the Projects are not subject to any liabilities, whether absolute, accrued, or contingent and whether due or to become due, that were not disclosed in the appropriate balance sheet of an entity in the Affordable Housing Group as of the date thereof.

         (g) MATERIAL CHANGE. Except as set forth in Section 4(g) of the Disclosure Schedule, since December 31, 1997:

                  (i) there has not been any change which is reasonably likely to be materially adverse to the business, operation, properties, financial condition, assets or liabilities of any Project individually or the Affordable Housing Group taken as a whole;

                  (ii) to Seller's knowledge, the Affordable Housing Group and the Projects have been operated and maintained in a prudent manner in the Ordinary Course of Business;

                  (iii) there has not been any material damage, destruction or loss to any material portion of any Project, whether or not covered by insurance;

                  (iv) there has been no issuance by any entity in the Affordable Housing Group of any shares of its capital stock, partnership interests or membership interests, as the case may be, or any repurchase or redemption by any Subsidiary of any shares of its capital stock, partnership interests or membership interests, as the case may be;

                  (v) there has been no merger or consolidation of any entity in the Affordable Housing Group with any other Person or any acquisition by any entity in the Affordable Housing Group of the stock or business of any other Person;

                  (vi) there has been no borrowing of funds, agreement to borrow funds or guaranty by any entity in the Affordable Housing Group except for borrowings made or entered into in the Ordinary Course of Business in connection with development and construction of Development Projects pursuant to the Construction Loans or borrowings which would have been permitted pursuant to Section 5(c)(v)(B) hereof;

                  (vii) no entity in the Affordable Housing Group has made or entered into any employment, consulting, severance, or indemnification agreement with any of its employees;

                  (viii) there has been no actual, pending, or to the knowledge of Seller, threatened change in the relationship of any entity in the Affordable Housing Group or affecting the Projects, with any managers, residents, suppliers or other contractors, except such as has not, and is not reasonably expected to, materially adversely affect the business, operation, properties, financial condition, assets or liabilities of any Project individually or the Affordable Housing Group taken as a whole; and

                  (ix) there is no contract, commitment or agreement to do any of the foregoing, except as expressly permitted hereby and except for contracts, commitments or agreements made or entered into in the Ordinary Course of Business.

         (h) LEGAL COMPLIANCE. Each entity in the Affordable Housing Group has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), including, without limitation, compliance with regulations governing security deposits.

         (i) TAX MATTERS.

                  (i) Each entity in the Affordable Housing Group has filed all Income Tax Returns that it was required to file and has paid all Income Taxes required to be paid, including Income Taxes shown on such Income Tax Returns as owing.

                  (ii) Section 4(i) of the Disclosure Schedule lists all Income Tax Returns filed with respect to each entity in the Affordable Housing Group for taxable periods ended on or after December 31, 1995, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit.

                  (iii) Except as set forth on Section 4(i) of the Disclosure Schedule, no entity in the Affordable Housing Group has waived any statute of limitations with respect to Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

                  (iv) No entity in the Affordable Housing Group is a party to any Income Tax allocation or sharing agreement.

                  (v) No entity in the Affordable Housing Group has, since December 31, 1995, been a member of an Affiliated Group filing a consolidated federal Income Tax Return other than a group, the common parent of which is PacifiCorp.

                  (vi) Such Affiliated Group has filed all Income Tax Returns that it was required to file for each taxable period during which any entity in the Affordable Housing Group was a member of the group, and has paid all Income Taxes shown thereon as owing.

                  (vii) No entity in the Affordable Housing Group has any liability for the Income Taxes of any Person other than the Affordable Housing Group, and the Affiliated Group, the common parent of which is PacifiCorp, under Treas. Reg. Section 1.1502-6.

         (j) CONTRACTS AND COMMITMENTS. Section 4(j) of the Disclosure Schedule includes a list of all material contracts and commitments (including, without limitation, (i) any agreements for borrowed money, (ii) any HUD contracts, and
(iii) any contract, lease, agreement or commitment, written or oral, providing for receipt or payment, contingent or otherwise, of $50,000 or more or which may not be terminated without payment or penalty, contingent or otherwise, of $50,000 or more or which may not be terminated without payment or penalty with notice of ninety (90) days or less) relating to the continued ownership and operation of the Projects (other than contracts and agreements to which no entity in the Affordable Housing Group is a party) (the "CONTRACTS"), and each such Contract is in full force and effect. The Affordable Housing Group has in all respects performed all obligations required to be performed by each entity in the Affordable Housing Group to date under the Contracts, and no entity in the Affordable Housing Group is in default under any obligation of any such Contract. To the knowledge of Seller, no other party to any Contract is in default thereunder. Except for assignments as security to lenders to individual Projects, no entity in the Affordable Housing Group has assigned to any other person any of its rights under any Contract. Except amendments and waivers reflected in Schedule 4(j), no entity in the Affordable Housing Group has waived any rights under any Contract. The Acquired Assets shall include all contracts reasonably necessary for the continued operation and development of the Projects in substantially the same manner as such Projects have been operated and/or developed prior to the date hereof. The Contracts set forth on Section 4(j) of the Disclosure Schedule contain all of the rights of third parties with respect to the Projects (other than such rights as would be set forth in contracts which are not material).

         (k) LITIGATION. Section 4(k) of the Disclosure Schedule sets forth each instance in which any entity in the Affordable Housing Group or any of the Projects (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or (iii) where, to the knowledge of Seller, any such action, suit, proceeding, hearing, or investigation contemplated under the foregoing clause (ii) is threatened.

         (l) EMPLOYEES; EMPLOYEE BENEFITS. None of the entities constituting the Affordable Housing Group now has, or has ever had, any employees. None of the entities constituting the Affordable Housing Group has ever made or had any obligation to make any contributions to any Employee Benefit Plan. The Affordable Housing Group has no liability with respect to any Employee Benefit Plan maintained by PacifiCorp or its Affiliates.

         (m) ENVIRONMENTAL MATTERS. Except as set forth in Section 4(m) of the Disclosure Schedule:

                  (i) Each Project and entity in the Affordable Housing Group, as the case may be, is in compliance with all applicable federal, state and local laws (including common law), ordinances, rules and regulations relating to protection or enhancement of the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C.
                           section 9601, et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. section 1251, et seq., and the Oil Pollution Act of 1990, 33 U.S.C. section 2701, et seq. (collectively, the "ENVIRONMENTAL LAWS" and individually an "ENVIRONMENTAL LAW").

                  (ii) Each Project and entity in the Affordable Housing Group, as the case may be, has obtained all permits, licenses, franchises, authorities, consents, and approvals, and has made all filings and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for operating its assets and business as it is presently conducted, and all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect. Any remedial action required by applicable law or recommended in any Level 1 Environmental review has been completed.

                  (iii) There are no pending or, to Seller's knowledge, threatened claims, demands, actions, administrative proceedings, lawsuits or, investigations against any entity in the Affordable Housing Group or any Project, as the case may be, under any Environmental Laws.

                  (iv) No Project or any other real property owned or operated by the Affordable Housing Group is: (A) listed on the National Priorities List or any similar state list of sites requiring remedial action; (B) to the knowledge of Seller, being considered for possible inclusion on the National Priorities List or on any such similar state list; or (C) to the knowledge of Seller, the subject of any regulatory action that may lead to claims against the Affordable Housing Group under any Environmental Law.

                  (v) No part of any Project or any other real property owned or operated by the Affordable Housing Group is now being used, or has been used, by the Affordable Housing Group as a landfill, dump, or other disposal area for Hazardous Substances.

                  Seller make no representation or warranty regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4(m).

         (n) INSURANCE. Section 4(n) of the Disclosure Schedule identifies, by name of the underwriter, risk insured, policy number, and date of issuance, all policies of casualty and liability insurance which any entity in the Affordable Housing Group maintains as of the date of this Agreement, except for umbrella policies maintained by Seller or its Parent. Except as set forth in Section 4(n), all such policies are currently in full force and effect and shall transfer with the transfer of the Affordable Housing Group without the need for any filing, notice or approval.

         (o) PERMITS. Except as set forth in Section 4(o) of the Disclosure Schedule, each entity in the Affordable Housing Group owns or holds all franchises, licenses, permits, consents, approvals, and authorizations of all Governmental Authorities necessary for the conduct of its business with respect to the Projects (collectively, the "PERMITS"); except for Development Projects which may require building permits, certificates of occupancy or similar permits ordinarily required in connection with the development of a project (it being acknowledged that Seller is not aware of any reason such permits will not be issued when required). Specifically, (i) each Permit is in full force and effect, and each entity in the Affordable Housing Group is in compliance with all of its obligations with respect to the Permit, and (ii) no event has occurred that permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation or termination of any Permit.

         (p) TAX CREDIT MATTERS CONCERNING OPERATING PROJECTS. As to each Operating Project, Seller makes the following representations and warranties:

                  (i) Buyer has been provided with true and correct copies of each of the following (where applicable): (A) any extended use agreement, restrictive use agreement or similar agreement with respect to the Project with any applicable Commission, (B) the original reservation and any carryover allocation issued by the applicable Commission, (C) any opinions provided by tax counsel with respect to the availability of Tax Credits from such Project, (D) any opinions or certifications provided by independent certified public accountants as to the "eligible basis" of the Operating Project for the purpose of determining the amount of the Tax Credits for the Operating Projects,
                           (E) the Internal Revenue Service Forms 8609 for each Operating Project or each building in such Operating Projects, as the case may be, (F) any elections to fix the applicable percentage, and (G) any agreements which impose conditions or requirements on the Affordable Housing Group to the availability of Tax Credits.

                  (ii) As to each Operating Project for which a carryover allocation has been issued by the applicable Commission, the owner entity's basis in such Operating Project, including the portion of the land properly allocable to such Operating Project, as of December 31 of the year in which the carryover allocation was issued (or as of such earlier date as may be required by the applicable Commission) exceeded ten percent of such entity's reasonably expected basis in such Project as of December 31 of the second year following such year in which the carryover allocation was issued. As to each such Operating Project where the first year of the applicable "credit period" (as defined in Section 42(f)(1) of the Code) terminated before the Closing Date, the minimum set-aside test contemplated under
                           Section 42(g) of the Code for such Project has been satisfied. Full and complete files and records supporting each of the representations under this clause (ii) are available and will be transferred to Buyer.

                  (iii)    Assuming compliance by Buyer of its obligations under
                           Section 6(e) hereof, the entity in the Affordable Housing Group owning the Operating Projects (or if such entity is a pass-through entity for Federal income tax purposes, the first entity which is not a pass-through entity, including the Buyer) shall have available the Tax Credits for the years and in the amounts set forth in Schedule 1.6 with respect to the Project (it being acknowledged by the parties that the amount of Tax Credits reflected on said Schedule represents the portion of Tax Credits expected to be available to Buyer and not necessarily the total of Tax Credits available from the Project).

                  (iv) The Affordable Housing Group is in compliance with and is operating each Operating Project in accordance with the provisions of the Code and regulations promulgated thereunder for purpose of maintaining the availability to Buyer of the applicable Tax Credits for the years and in the amounts set forth in
                           Schedule 1.6 with respect to the Project.

                  (v) Except as set forth in Section 4(p) of the attached Disclosure Schedule: (A) 100% of the units of each Operating Project which are rented are rented to "low-income tenant" within the meaning of Section 42 of the Code; (B) all of the apartment units in each residential building of each Operating Project are similarly constructed to the same quality standard within the meaning of Section 42(d)(3) of the Code;
                           (C) all tenant facilities serving the residential buildings presently are, and always have been, made available to all tenants on a comparable basis; (D) each residential building in each Operating Project was ready and available for occupancy on the date on which the certificates of occupancy were issued with respect to such residential buildings by the applicable governmental authority responsible for the issuance of certificates of occupancy, and such date is accurately set forth in Section 4(p) of the attached Disclosure Schedule; (E) during the time that an apartment previously occupied by a Qualified Tenant (as defined below) has been vacant, no comparable or smaller sized apartment in the Project has been rented to any tenant other than a Qualified Tenant; and (F) 100% of the apartments in the Project are "rent restricted" within the meaning of Section 42(g)(2) of the Code, and otherwise satisfy the definition of a "low income unit" within the meaning of Section 42(i)(3) of the Code.

                  (vi) Except as set forth in Section 4(p) of the attached Disclosure Schedule, none of the entities in the Affordable Housing Group or, to the knowledge of Seller, any other person or entity, have directly or indirectly funded (nor is there any commitment to so fund) the construction or the operation of any portion of any Operating Project by any obligation, the interest on which is exempt from tax under
                           Section 103 of the Code or by any below market federal loan. For the purpose hereof, the term "below market federal loan" means any loan funded, in whole or in part, with federal funds if the interest rate payable on such loan is less than the applicable federal rate in effect under Section 1274(d) of the Code as of the date on which the loan was made.

                  (vii) Except as set forth in Section 4(p) of the attached Disclosure Schedule, none of the entities in the Affordable Housing Group or, to the knowledge of Seller, any other person or entity, have directly or indirectly funded (nor is there any commitment to so fund) the construction or the operation of any portion of any Operating Project with a grant funded, in whole or in part, with federal funds.

                  (viii)   Set forth in Section 4(p) of the attached Disclosure
                           Schedule is: (A) the year in which the applicable tax credit period for each residential building in each Operating Project began; (B) the applicable minimum set-aside percentage for each Operating Project; and
                           (C) the average occupancy rate during the six months ended November 30, 1997.

                  (ix) With respect to each Project which is excepted from the representation set forth in Section 4(p)(vi) by reason of being funded by an obligation, the interest on which is exempt from tax under Section 103 of the Code, (a) at least 50% of the aggregate basis of each building of such Project and the land on which such building is or will be located, for purposes of
                           Section 42(h)(4) of the Code, will be financed during construction and operations by the proceeds of tax-exempt bonds which were issued under the volume limitations pursuant to Section 146 of the Code and to which principal payments will be applied within a reasonable time in redemption thereof; and (b) all determinations required under Section 42(m)(2)(D) have been made on a timely basis.

         (q) TAX CREDIT MATTERS CONCERNING DEVELOPMENT PROJECTS. As to each Development Project, Seller makes the following representations and warranties:

                  (i) Buyer has been provided with true and correct copies of (A) the application for Tax Credits to the applicable Commission, (B) the reservation and any carryover allocation issued by the applicable Commission, (C) any opinions provided by tax counsel with respect to the availability of Tax Credits from such Project, (D) any opinions or certifications provided by independent certified public accountants with respect to the Development Projects, (E) any elections to fix the applicable percentage, and (F) any agreements which impose conditions or requirements on the Affordable Housing Group to the availability of Tax Credits.

                  (ii) As to each Development Project for which a carryover allocation has been issued by the applicable Commission, the owner entity's basis in such Development Project, including the portion of the land properly allocable to such Development Project, as of December 31 of the year in which the carryover allocation was issued (or as of such earlier date as may be required by the applicable Commission) exceeded ten percent of such entity's reasonably expected basis in such Project as of December 31 of the second year following such year in which the carryover allocation was issued.

                  (iii) Assuming completion of each Development Project, the issuance by the applicable Commission to the entity owning such Development Project of Internal Revenue Service Forms 8609 for each building in such Development Project, the existence of adequate "eligible basis" (as determined pursuant to the Code) to support such Tax Credits (Seller having no knowledge of any facts which would cause such assumptions to be incorrect), and assuming compliance by Buyer of its obligations under Section 6(e) hereof, the entity in the Affordable Housing Group owning the Development Projects (or if such entity is a pass-through entity for Federal income tax purposes, the first entity which is not a pass-through entity, including the Buyer) shall have available the Tax Credits for the years and in the amounts set forth in Schedule 1.6 with respect to the Project (it being acknowledged by the parties that the amount of Tax Credits reflected on said Schedule represents the portion of Tax Credits expected to be available to Buyer and not necessarily the total of Tax Credits available from such Development Project).

                  (iv) Except as set forth in Section 4(q) of the attached Disclosure Schedule, none of the entities in the Affordable Housing Group or, to the knowledge of Seller, any other person or entity, have directly or indirectly funded (nor is there any commitment to so fund) the construction or the operation of any portion of any Development Project by any obligation, the interest on which is exempt from tax under
                           Section 103 of the Code or by any below market federal loan. For the purpose hereof, the term "below market federal loan" means any loan funded, in whole or in part, with federal funds if the interest rate payable on such loan is less than the applicable federal rate in effect under Section 1274(d) of the Code as of the date on which the load was made.

                  (v) Except as set forth in Section 4(q) of the attached Disclosure Schedule, none of the entities in the Affordable Housing Group or, to the knowledge of Seller, any other person or entity, have directly or indirectly funded (nor is there any commitment to so fund) the construction or the operation of any portion of any Development Project with a grant funded, in whole or in part, with federal funds.

                  (vi)     Set forth in Section 4(q) of the attached Disclosure
                           Schedule is: (A) the year in which the applicable credit period for each residential building in each Development Project is expected to begin and (B) the applicable minimum set-aside percentage for each Operating Project.

                  (vii) With respect to each Project which is excepted from the representation set forth in Section 4(q)(iv) by reason of being funded by an obligation, the interest on which is exempt from tax under Section 103 of the Code, (a) at least 50% of the aggregate basis of each building of such Project and the land on which such building is or will be located, for purposes of
                           Section 42(h)(4) of the Code, will be financed during construction and operations by the proceeds of tax-exempt bonds which were issued under the volume limitations pursuant to Section 146 of the Code and to which principal payments will be applied within a reasonable time in redemption thereof; and (b) all determinations required under Section 42(m)(2)(D) have been made on a timely basis.

         (r) MISCELLANEOUS DISCLOSURE ITEMS. Set forth in Section 4(r) of the Disclosure Schedule:

                  (i) Are the names of each bank where any entity in the Affordable Housing Group has an account or safe deposit box and the names of persons authorized to draw thereon or gain access thereto; and

                  (ii) Are the names of all persons to whom any entity in the Affordable Housing Group has given a power of attorney, other than powers of attorney granted to
                           (A) lenders to such entities pursuant to the loan documents, or (B) to partners in such entities as reflected in the partnership agreements, in each case referred to on Section 4(j) of the Disclosure Schedule.

         (s) INFORMATION SUPPLIED. Neither the representations and warranties set forth herein or in any Schedule attached hereto, nor the information in any certificate delivered by or on behalf of Seller pursuant hereto, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements therein not misleading in light of the circumstances in which made.

         (t) DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. Buyer acknowledges that (i) it has had and pursuant to this Agreement will have before Closing access to Seller, the Affordable Housing Group, the Projects and Parent, and the officers and employees of Seller and the Affordable Housing Group, and Parent and (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent investigation and upon the express representations, warranties, covenants, and agreements set forth in this Agreement. Accordingly, Buyer acknowledges that, except as expressly set forth in this Agreement, Seller and Parent have not made, and Seller AND PARENT MAKE NO AND DISCLAIM ANY REPRESENTATION OR WARRANTY,

WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING THE AVAILABILITY OF TAX CREDITS, ANY EXPECTED YIELD FROM THE INVESTMENT, OR THE QUALITY, CONDITION, OR OPERABILITY OF ANY PROJECT, INCLUDING, WITHOUT LIMITATION, ANY IMPROVEMENTS, PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES PART OF ANY SUCH PROJECT; IT BEING ACKNOWLEDGED BY THE PARTIES HERETO THAT THE AFFORDABLE HOUSING GROUP AND EACH PROJECT, INCLUDING ANY IMPROVEMENTS, PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES ARE DELIVERED "AS IS, WHERE IS" IN THE CONDITION IN WHICH THE SAME EXISTS.

         5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing.

         (a) GENERAL. Each Party will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

         (b) NOTICES AND CONSENTS. Seller will cause each entity in the Affordable Housing Group to give any notices to third parties and will cause each entity in the Affordable Housing Group to use its reasonable best efforts to obtain any third party consents (consistent with the provisions of Section 2(g) hereof) which Buyer reasonably may request in connection with the matters referred to in Section 4(b) above, including, without limitation, Seller Consents and the Commission Approvals. Each of the Parties will (and Seller will cause each entity in the Affordable Housing Group to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in subsection 3(a)(ii), subsection 3(b)(ii), and section 4(b) above.

         (c) OPERATION OF BUSINESS. Seller will, subject to the consent rights of Buyer contained in this Agreement, continue the Ordinary Course of Business of the Affordable Housing Group. Seller will not, without the consent of Buyer, cause or permit any entity in the Affordable Housing Group to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller will not, without the consent of Buyer, except as expressly contemplated by this Agreement or as contemplated by Schedule 5(c), cause or permit any entity in the Affordable Housing Group to do any of the following, or approve actions by any entity in the Affordable Housing Group to do any of the following:

                  (i) amend or otherwise change in any material respect its charter, bylaws, partnership agreement, limited liability company agreement or equivalent organizational documents;

                  (ii) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, or grant of any shares of capital stock of any class or any partnership interests, or any membership interests of any entity in the Affordable Housing Group, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, partnership interest, membership interests, or any other ownership interest (including, without limitation, any phantom interest), of any entity in the Affordable Housing Group;

                  (iii) cause or allow any of the Projects to become subject to an Encumbrance, except for Permitted Encumbrances;

                  (iv) from and after January 1, 1998, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, partnership interests or membership interests;

                  (v) (A) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, or other business organization or any division thereof or any material amount of assets other than in the Ordinary Course of Business; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances except for borrowings contemplated on attached Schedule 5(c); or (C) enter into or amend a contract, agreement, commitment, or arrangement with respect to any matter set forth in this paragraph (v); provided that the foregoing shall not restrict the ability of the Affordable Housing Group to complete and file applications to any state commissions for Tax Credits or to enter into options or similar contracts (where the option or similar right is under the control and at the discretion of the Affordable Housing Group), and non-binding proposals and term sheets with respect to the acquisition of property or interests of any Person, in connection with the Ordinary Course of Business of the Affordable Housing Group; provided further, that the exercise of the option or similar right or the entry into binding agreements, as the case may be, shall be subject to the approval of Buyer in its sole discretion which decision cannot be unreasonably delayed, it being further acknowledged that Buyer shall respond within five business days of receipt of a request for approval of a proposal and information reasonably satisfactory to Buyer relating thereto, it being further acknowledged that such response can be a reasonable request for additional information, in which event the Buyer shall respond within five business days of receipt of such additional information (any such new projects which has been approved by Buyer referred to herein as "NEW PROJECTS"); Seller agrees to use reasonable best efforts to keep such person or persons as Buyer shall designate in writing from time to time (initially, Bob Cherry and Marc Chasman) reasonably informed of material developments with respect to potential New Projects; in no event shall Seller use funds of the Affordable Housing Group (as distinguished from funds provided by Seller) for any project which is not a Project;

                  (vi) pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business and consistent with past practice, of liabilities reflected or reserved against the Affordable Housing Group as of December 31, 1997, as reflected in the balance sheets described in Section 4(f), including the notes thereto, or subsequently incurred in the Ordinary Course of Business and consistent with past practice;

                  (vii) enter into any collective bargaining agreements or change accounting practices; or

                  (viii) amend or terminate in any material respect any material contract or agreement (for purposes hereof, any contract or agreement providing for receipt or payment of $10,000 or more) to which the Affordable Housing Group is a party.

         (d) FULL ACCESS. Seller will permit, and Seller will cause each entity in the Affordable Housing Group to permit, representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Affordable Housing Group, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each entity in the Affordable Housing Group. Any information obtained by Buyer, its employees, representatives, consultants, attorneys, agents, lenders and other advisors under this Section 5(d) shall be subject to the confidentiality and use restrictions contained in the Confidentiality Agreement. Without limiting the foregoing, Seller will permit, and Seller will cause each entity in the Affordable Housing Group to permit, representatives of Buyer to have access to the Projects for purposes of conducting a Phase I environmental audit, at Buyer's expense.

         (e) EXCLUSIVITY. Seller will not (and Seller will not cause or permit any entity in the Affordable Housing Group to) solicit, initiate, or encourage the submission of any proposal or offer from, or negotiate with, any Person relating to the acquisition of all or substantially all of the Directly-Owned Company Shares, the Directly-Owned Partnership Interests, or the Projects (including any acquisition structured as a merger, consolidation, or share exchange).

         6. POST-CLOSING COVENANTS. The Parties agree as follows:

         (a) GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

         (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving any entity in the Affordable Housing Group, the other Party shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

         (c)      EMPLOYEE MATTERS.

                  (i) Part I of Schedule 6(c) sets forth all of the employees of Seller who have significant responsibilities with respect to the Affordable Housing Group. Buyer shall, no later than 30 days after the execution hereof, deliver to Seller a list of the employees of Seller listed on Part I of
                           Schedule 6(c) that Buyer does not wish to employ after the closing (the "LIST OF NON-HIRED EMPLOYEES"). Seller shall cause all employees listed on the List of Non-Hired Employees, at or before Closing, to be terminated or transferred to other employment of Seller, and shall be responsible for any severance obligations to these employees. Buyer shall, at Closing, offer employment to all employees listed on Part I of Schedule 6(c) who are not included on the List of Non-Hired Employees. In the event any employee listed on Part I of Schedule 6(c) declines to accept such employment with Buyer, Seller shall be responsible for any severance obligations.

                  (ii) After the Closing Date, Buyer agrees to provide salaries and wages to any employees of Seller who transfer to the employment of Buyer or its Affiliates (the "EMPLOYEES") that are at least as great as the salaries and wages as paid by Seller on the date immediately preceding the Closing Date; provided, however, that (A) any bonus or similar incentive payments shall be based upon Buyer's practices and not the practices of Seller, and (B) any raises in base salary in excess of 10% from the base salary in place at December 31, 1997, shall only be considered in Buyer's sole discretion. Buyer also agrees to provide Employees (under employee plans sponsored by Buyer) the same employee benefits plans as provided to similarly situated employees of Buyer or its Affiliates. Further, Buyer shall (A) waive, or cause the Affordable Housing Group or any Affiliate of Buyer to waive, any preexisting condition limitations applicable to the Employees and any covered dependents under the group medical plan of Buyer or its Affiliates, (B) ensure that Employees are given full credit for all copayments and deductibles incurred by such Employees and covered dependents under the applicable group medical plan of Seller or the Affordable Housing Group for the 1997 and 1998 plan year, and (C) cause any Employee Pension Benefit Plan that is intended to be qualified under section 401 of the Code to credit Employees for participation and vesting purposes under such plan for their period of employment with Seller and its predecessors to the extent such predecessor employment was recognized by any tax-qualified pension plan of Seller, and credit Employees for their period of employment with Seller for purposes of participation or accruals under any vacation, sick leave or other service-based plan or policy of Buyer or its Affiliates.

                  (iii) Buyer agrees that, if any employee of Seller who accepts employment with Buyer, any entity in the Affordable Housing Group or Affiliate of Buyer, is terminated from employment by any entity in the Affordable Housing Group, Buyer or any Affiliate of Buyer on or after the Closing Date but on or before the first anniversary of the Closing Date for any reason other than cause, or is required to transfer to a job location that is more than 25 miles from his or her current job location or to take a reduction in base rate of pay, but refuses such transfer or reduction and terminates his or her employment with Buyer or any Affiliate of Buyer or a Directly-Owned Company, Buyer shall provide, or cause the Directly-Owned Company or any Affiliate of Buyer to provide, the employee with (A) a lump sum cash severance payment equal to two weeks' base pay, plus three weeks' base pay for each year of service (taking into account service with Seller and its Affiliates and service with predecessor employers that is considered by Seller and its Affiliates under its existing severance programs) and rounding up any partial year of at least six months to at least one full year of service, with a total severance payment of not less than 12 weeks' base pay, and (B) continued health insurance coverage for the employee and his or her dependents under Part 6 of Title I of ERISA (COBRA) at a cost to the employee that is not in excess of the cost of coverage for active employees of Buyer or its Affiliates (including the Directly-Owned Company after the Closing Date) who were formerly employed by Seller or its Affiliates. For purposes of this subparagraph (iii), termination shall be for cause if it is for conduct such as fraud, embezzlement, theft, commission of a felony, or any other criminal act against Buyer or its Affiliates (including the Directly-Owned Company after the Closing Date).

                  (iv) Seller shall be responsible for payment of the retention bonuses which it has agreed to pay the Employees and for any other payment obligations which it has to the Employees for any periods prior to Closing.

         (d) ASSUMPTION OF OBLIGATIONS BY BUYER; AFFORDABLE HOUSING GROUP OBLIGATIONS. Upon Closing, Buyer shall assume, discharge, and perform, and shall cause each entity in the Affordable Housing Group to discharge and perform all obligations and liabilities of any nature whatsoever that are set forth in attached Schedule 6(d) or otherwise reflected on Section 4(f) of the Disclosure Schedule (the "ASSUMED OBLIGATIONS"). Except for the rights of indemnification provided in this Agreement, Buyer hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against Seller or its Affiliates regarding the Assumed Obligations. If reasonably possible in connection with the sale contemplated hereunder, Seller shall attempt to obtain and Buyer shall cooperate in such efforts, at no cost to the Buyer, a release of Seller and its Affiliates (other than the Affordable Housing Group) with respect to any or all of the Assumed Obligations. Buyer shall indemnify, reimburse, hold harmless and protect Seller against any action by any third party against Seller and any of its Affiliates arising from the Assumed Obligations. Subject to the foregoing indemnification, Seller agrees to leave in place for their current terms, with no fees or similar charges to Buyer (with no extensions) (i) that certain letter of credit issued by ABN AMRO, N.V. for the benefit of LIH Realty, Inc., and (ii) that certain completion guaranty for the benefit of the lender in connection with the Quail Run Project.

         (e) OPERATION OF PROJECTS BY BUYER; MANAGEMENT OF PROPERTIES AFFECTED BY NON-CONTROLLED EVENTS. From and after Closing, Buyer agrees to operate, maintain and manage each of the Projects consistent with the requirements of
Section 42 of the Code, the regulations of the Internal Revenue Service related thereto, the rules and regulations of any Commission applicable to any such Project, and any extended use or other similar agreement with any Commission, so that neither Seller nor any Affiliate shall suffer a recapture under Section 42(j) of the Code of any Tax Credits claimed with respect to any Project for any period prior to Closing (a "TAX CREDIT RECAPTURE") and shall promptly pay to Seller, on demand, the amount of any Tax Credit Recapture, plus interest and penalties thereon, caused by the failure of Buyer to so operate, maintain and manage such Projects; provided, however, that Buyer shall not be responsible to Seller to the extent any Tax Credit Recapture arose solely and directly from actions of Seller, either directly or indirectly, prior to Closing. Notwithstanding the foregoing, in the event the Tax Credit Recapture arises or threatens to arise solely and directly from a "Non-controlled Event" (as defined below) the obligations of Buyer shall be as follows:

                  (i) Promptly after Buyer has knowledge of a Non-controlled Event or the likelihood that a Non-controlled Event will occur, Buyer shall notify Seller in writing of the facts giving rise to such event or the likelihood of such event;

                  (ii) Seller, in consultation with Buyer, shall develop a budget of the projected costs (the "RECAPTURE AVOIDANCE COSTS") to cure or avoid the effect of such "Non-controlled Event" so that such Tax Credit Recapture will not occur or such that as little as possible of such Tax Credit Recapture will occur;

                  (iii) If Seller determines in its sole discretion that the Recapture Avoidance Costs should be spent to cure or avoid such Non-controlled Event as contemplated in clause (ii), then Seller and Buyer shall be responsible to loan to the entity owning the Project (the "PROJECT OWNER") their "Recapture Avoidance Share" (as defined below) of the Recapture Avoidance Costs in the amounts and at the times contemplated in the budget (which loans shall be made in cash but can be made by payments directly to the person or entity providing services or materials to the Project Owner); provided, however, that, if Buyer determines that the scheduled Recapture Avoidance Costs are not reasonably sufficient to cure or avoid such Non-controlled Event, then Buyer may notify Seller of the higher amount of the Recapture Avoidance Costs reasonably required to cure or avoid such Non-controlled Event and such higher amount shall be the amount of the Recapture Avoidance Costs for purposes of this section;

                  (iv) If Seller fails to loan to the Project Owner Seller's Recapture Avoidance Share of the Recapture Avoidance Costs, and such failure continues for three (3) business days after written notice thereof from Buyer, then Buyer shall not be obligated to make any loan to such Project Owner and Buyer shall have no liability to Seller with respect to such Tax Credit Recapture;

                  (v) If Buyer fails to loan to the Project Owner Buyer's Recapture Avoidance Share of the Recapture Avoidance Costs, and such failure continues for three (3) business days after written notice thereof from Seller, then Seller shall not be obligated to make any loan to such Project Owner and Buyer shall immediately pay to Seller the full amount of such Tax Credit Recapture; and

                  (vi) Any loan made pursuant to this Section shall (A) mature at the end of the "compliance period" (as such term is defined in Code Section 42) applicable to such Project (without regard to any extended use periods; such period, the "COMPLIANCE PERIOD"), (B) be payable from available net cash flow, and (C) bear interest at the lowest applicable federal rate.

For purposes hereof, a "NON-CONTROLLED EVENT" shall mean an event which is outside the control of Buyer, either directly or through any of its Affiliates (for purposes of this Section 6(e), except as specifically provided below, "Affiliates" of Buyer shall include any transferee of Buyer or its Affiliates of any direct or indirect interest in the Project); provided, however, that an event shall be deemed to have been in the control of Buyer and its Affiliates if
(1) the event was caused by the negligence, mismanagement or misconduct of the Buyer, any of its Affiliates or any of their respective agents or employees, (2) the event could have been avoided by the maintenance of insurance for any Project in amounts and covering risks normally carried by businesses such as the Affordable Housing Group and for projects such as the Projects, regardless of whether or not there were sufficient cash flow from the operation of the Project, (3) the event arose because of the failure of Buyer to perform any of the Assumed Obligations which were originally the recourse obligations of Seller or PacifiCorp Financial Services, Inc., or (4) the event could have been avoided by the application of cash flow available to Seller at the time of the event from the Projects (including Projects other than the affected Project), directly or indirectly through its Affiliates (excluding transferees), it being acknowledged that cash flow which is required to be distributed or paid to any Person who is not an Affiliate (excluding from such definition, transferees) and any cash flow from a Project other than an affected Project which is not permitted to be distributed by the entity owning the Project to Seller or its other Affiliates for use in the affected Project shall not be considered available. For purposes hereof, "RECAPTURE AVOIDANCE SHARE" shall be the relative percentage interest of Buyer and Seller in the adverse consequences which would arise from such Non-controlled Event, computed as follows: (1) the Seller's share of the adverse consequences shall be equal to the amount Tax Credit Recapture which it would suffer from such event, including any penalties and interest thereon, and (2) the Buyer's share of the adverse consequences shall be equal to the sum of (A) the amount tax credit recapture which it or its Affiliates would suffer from such event, including any penalties and interest thereon, (B) the present value of any Tax Credits (determined by discounting at a rate of 10% per annum from the projected date of such availability as set forth on Schedule 1.6 attached hereto) which would have been available to Buyer or its Affiliates after such date, assuming the Non-controlled Event had not occurred, and (C) the then current fair market value (determined without regard to the Tax Credits), if positive, of the Project, assuming the Recapture Avoidance Costs have been spent, as determined by an independent third party appraisal. In the event that the Recapture Avoidance Share of Seller of the Recapture Avoidance Costs as to any Project is $250,000 or more, Seller may demand that the Project be managed by an independent nationally recognized management company experienced in tax credit projects, selected by Seller. In such event, the management of such property shall be transferred as soon as possible (in any event, within sixty (60) calendar days after demand).

         (f) USE OF NAME. As soon as practicable, but in any event within 120 days after the Closing Date, Buyer shall remove the words "PacifiCorp" or "Pacific Harbor" or "PHC" or any words or expressions similar thereto from the Projects. As soon as practicable, but in any event within 7 days after the Closing Date, Buyer shall (i) change the name of each entity in the Affordable Housing Group to remove such words and (ii) cease using any of such words for all purposes including, without limitation, as a corporate, partnership, or assumed name.

         (g) DELIVERY AND RETENTION OF RECORDS. On or within 15 days after the Closing Date, Seller will deliver or cause to be delivered to Buyer all files, records, information, and data relating to the Affordable Housing Group, each entity therein and the Projects that are in the possession or control of Seller (together with all of Seller's contractual rights to request other such files, records, information, and data from any third party), including without limitation, the original corporate minute and stock record books and organizational documents, as the case may be, for each entity in the Affordable Housing Group (the "RECORDS"). Seller are entitled to keep copies of all Records and any portion of thereof. Buyer agrees to hold the Records and not to destroy or dispose of any thereof for ten years from the Closing Date or such longer time as may be required by law or regulation (including, without limitation, any requirements under Section 42 of the Code or the regulations adopted thereunder, or any requirements of any Commission with respect to such Records). In the event that Buyer desires to destroy or dispose of such Records, it will first offer in writing at least 60 days before such destruction or disposition to surrender them to Seller and if Seller does not accept such offer within 20 days after receipt of such offer, Buyer may take such action. Buyer agrees that, after the Closing Date, it shall afford Seller, its accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to Buyer's employees to the extent that such access may be requested for any legitimate purpose at no cost to Seller (other than for reasonable out-of-pocket expenses); PROVIDED, HOWEVER, that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit either Party's rights of discovery under applicable law. Buyer shall have the same rights, and Seller shall have the same obligations, as are set forth in this Section with respect to any copies of the Records of Seller pertaining to the Records that are retained by Seller, with the exception of tax Returns retained by Seller, provided that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product, or like privilege. Seller shall maintain the Records as confidential except for (i) information which is or becomes available to the public without disclosure by Seller in breach hereof, (ii) disclosure to employees and agents of Seller, (iii) disclosure which is required by law or any regulatory or administrative proceeding (including, without limitation, disclosures required to be made to the Internal Revenue Service), (iv) disclosure in any legal proceedings involving Buyer and Seller with respect to this Agreement.

         (h) CONSTRUCTION LOANS. Seller will provide and/or carry, as the case may be, construction financing for the Projects listed on attached Schedule 6(h) in the aggregate amount set forth for such Project as reflected in the "Maximum Amount" column (each, a "CONSTRUCTION LOAN"; collectively referred to as "CONSTRUCTION LOANS"). Construction Loans shall (i) be secured by a first priority lien on the Project to which the Construction Loan relates, (ii) bear interest at the prime rate, (iii) mature at the earlier of twenty-four (24) months after the first advance (the date of such advance for each such Project other than Cascade Crossing to be set at July 1, 1997) pursuant to such Construction Loan or 6 months after the date the Project is placed in service,
(iv) be recourse to Buyer, and (v) the loan documentation shall be in substantially the form of that certain Construction Loan Agreement, dated as of August 20, 1997, between Emerald Housing Limited Partnership, an Oregon limited partnership, as borrower, and Seller, as lender, and the "Loan Documents" contemplated thereunder. Upon the receipt by Cascade Crossing, LLC of a firm commitment from a commercial bank to provide a construction loan on terms approved by Buyer, such approval not to be unreasonably withheld or delayed, and which shall be granted if the terms are commercially reasonable for loans of this type, including recourse to Buyer (the "CASCADE LOAN COMMITMENT"), the obligation of Seller to provide a Construction Loan for the Cascade Project shall be reduced by the amount of the Cascade Loan Commitment.

         (i) HASTINGS LOAN. The Parties acknowledge that Seller has provided a $7,000,000 secured loan (the "HASTINGS LOAN") to PHC Hastings Limited, Inc. ("PHC HASTINGS"), which loan is nonrecourse, bears interest at 8.5% per annum, does not amortize and is due in 9 months from the Closing. Seller shall consult with Buyer, but Seller shall control and Buyer shall cooperate with Seller in
(A) the creation of a new partnership or limited liability company (the "HASTINGS PARTNERSHIP"), to hold the Project owned by PHC Hastings ("HASTINGS PARK"), with Nehemiah Progressive Housing Development Corporation, Inc., or another non-profit entity (the "NON-PROFIT Partner") selected by Seller to act as the managing general partner or member, as the case may be, with the organizational document to contain provisions reflecting control by the Non-Profit Partner sufficient to take advantage of the California property tax exemption (such provisions expected to be similar to those contained in the partnership agreement for Santa Rosa Housing Partners Limited Partnership); (B) the transfer by PHC Hastings of Hastings Park to the Hastings Partnership, and
(C) the refinancing of the Hastings Loan with permanent financing (the "HASTINGS PERMANENT FINANCING") which shall have a minimum of a 10-year term and a 25-year amortization period and shall be nonrecourse to the Hastings Partnership and all of its partners or members and shall have such other terms approved by Buyer, such approval not to be unreasonably withheld or delayed, and which shall be granted if the terms are commercially reasonable for loans of this type. Seller shall be permitted to maximize the amount of the Hastings Permanent Financing and sixty percent (60%) of any amount in excess of the amounts owing under the Hastings Loan shall be retained by Seller as a reimbursement with respect to excess equity invested by Seller in PHC Hastings prior to Closing. In the event the Hastings Permanent Financing is less than the amount owing under the Hastings Loan, Buyer shall reimburse Seller for the shortfall. Seller shall use its reasonable best efforts to complete the tasks set forth in clauses (A) and
(B) prior to Closing. In the event that tasks set forth in clauses (A) and (B) are not satisfied prior to Closing, Seller shall do one or both of the following (the choice to be in Seller's sole discretion): (i) extend the due date of the Hastings Loan for an additional 12 months, or (ii) at any time prior to the expiration of the Hastings Loan, cause the Hastings Permanent Financing to be closed; provided that in the event the Hastings Permanent Financing occurs prior satisfaction of the tasks set forth in clauses (A) and (B), Buyer shall not be obligated to reimburse Seller for any shortfall.

         (j) SPACE. After Closing, Seller will permit Buyer to occupy its current space until April 30, 1998, on market rate terms.

         (k) COOPERATION ON AUDIT. Seller agrees to cooperate with Buyer, at Buyer's expense, with reasonable requests of Buyer in connection with the preparation by Buyer of audited financial statements of the Affordable Housing Group for prior periods (the "FINANCIAL STATEMENTS"). In connection with the foregoing, Seller agrees, at Buyer's expense, to make available its independent auditors. Buyer shall indemnify, reimburse, hold harmless and protect

Seller against any action by any third party against Seller and any of its Affiliates arising from the use by Buyer of such Financial Statements.

         (l) INDEMNIFICATION RELATING TO FENIX REDEVELOPMENT PARTNERSHIP, LTD. In the event that the investment of Fenix Redevelopment Partnership, Ltd. in the Fenix Project is recharacterized by the Internal Revenue Service to be other than an investment in property, the investment of Buyer in Fenix Redevelopment Partnership, Ltd. in the Fenix Project is recharacterized by the Internal Revenue Service as other than a partnership interest, or the Internal Revenue Service reallocates Tax Credits or losses in a manner inconsistent with the allocations set forth in the partnership agreement for Fenix Redevelopment Partnership, Ltd., and any such recharacterization or reallocation arises solely and directly because of the presence of the Early Put and Deferred Call Option, dated as of December 8, 1989, the Ground Call Option, dated as of December 8, 1989, the Improvements Call Option, dated as of December 8, 1989, or the Term Put Option, dated as of December 8, 1989, or the special allocation of losses other than depreciation to the general partner, then Seller shall indemnify Buyer from and against any damages caused by such recharacterization or reallocation.

         7. CONDITIONS TO OBLIGATION TO CLOSE

         (a) CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i)      the representations and warranties set forth in
                           Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in subsections 7(a)(i)-(iii) is satisfied in all respects;

                  (v) Parent shall have delivered to Buyer an unconditional guaranty in substantially the form of attached Exhibit C;

                  (vii) the Seller Consents shall have been obtained in form and substance reasonably satisfactory to Buyer, or if not obtained with respect to any

                           Project, fewer than eight (8) Projects are Withdrawn Projects under Section 2(g) hereof;

                  (viii) each entity in the Affordable Housing Group shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in subsection 3(a)(ii) and Section 4(b) above, including, without limitation, the Commission Approvals;

                  (ix) Buyer shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit A attached hereto, addressed to Buyer, and dated as of the Closing Date;

                  (x) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before the Closing.

         (b) CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i)      the representations and warranties set forth in
                           Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in subsections 7(b)(i)-(iii) is satisfied in all respects;

                  (v) Seller shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit B attached hereto, addressed to Seller, and dated as of the Closing Date; and

                  (vi) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or before the Closing.

         8. REMEDIES FOR BREACHES OF THIS AGREEMENT

         (a) SURVIVAL OF REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS. The representations and warranties of Seller contained in subsections (p) and (q) of
Section 4 (other than clause (i) of each such subsection) shall not survive the Closing. All of the other representations and warranties of Seller contained in Sections 3 and 4 above shall survive the Closing hereunder (unless Buyer knew and did not inform Seller of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of THREE YEARS after the Closing Date; PROVIDED, HOWEVER, that (i) the representations of Seller contained in Section 4(i) shall survive the Closing hereunder (unless Buyer knew and did not inform Seller of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of FIVE YEARS after the Closing Date and (ii) the representations of Seller contained in clauses (v) or (vi) of Section 3(a), Section 4(d), Section 4(e) or 4(m) hereof, any claim with respect to fraud, and any indemnification for which Seller would otherwise be liable hereunder to the extent it arises from a "Special Third Party Claim" shall survive Closing hereunder (unless Buyer knew and did not inform Seller of any misrepresentation or breach of warranty at the time of Closing) and continue until the applicable statute of limitations has run. For purposes hereof, "SPECIAL THIRD PARTY CLAIM" means a claim by a third-party against Buyer to the extent it arises from a breach by Seller of a fiduciary obligation of Seller to such third-party or a violation by Seller of applicable state or federal securities laws, in each case prior to the Closing. The representations and warranties of Buyer contained in Section 3 above shall survive the Closing (unless Seller knew and did not inform Buyer of any misrepresentation or breach of warranty at the time of Closing) and continue in full force for a period of THREE YEARS after the Closing Date. The covenants contained in Section 6 shall survive the Closing indefinitely.

         (b)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER.

                  (i) In the event Seller breaches any of its representations, warranties, and covenants contained herein (other than the covenants in Section 2(a) above), and, if there is an applicable survival period pursuant to Section 8(a) above, provided that Buyer makes a written claim for indemnification against Seller pursuant to Section 11(f) below within such survival period, then Seller agrees to indemnify Buyer from and against any damages to the extent that they are caused proximately by the breach and suffered by

                           Buyer through and after the date of the claim for indemnification; PROVIDED, however, that Seller shall not have any obligation to indemnify Buyer from and against any such damages caused by the breach of any representation or warranty of Seller contained in
                           Section 4 above (A) until Buyer has suffered damages by reason of all such breaches in excess of a $1,000,000 aggregate deductible (after which point Seller will be obligated only to indemnify Buyer from and against further such damages) or thereafter (B) to the extent the damages Buyer has suffered by reason of all such breaches exceeds a 75% of the Purchase Price aggregate ceiling (after which point Seller will have no obligation to indemnify Buyer from and against further such damages); PROVIDED, FURTHER, that the foregoing ceiling shall not apply to a breach of the representations of Seller contained in clauses (v) or (vi) of Section 3(a),
                           Section 4(d), Section 4(e) or 4(m) hereof, any claim with respect to fraud or as to any indemnification for which Seller would otherwise be liable hereunder to the extent it arises from a Special Third Party Claim. Notwithstanding the foregoing, Buyer shall have no right against Seller with respect to a breach of a representation or warranty if, at the time of Closing, Buyer knew and did not inform Seller of the misrepresentation or breach of warranty. To the extent Seller has indemnified Buyer with respect to any matter as to which Buyer has a separate indemnification claim against a third party, Buyer shall assign its rights to make such claim, without recourse, to Seller.

                  (ii)     In the event Seller breaches any of its covenants in
                           Section 2(a) above, or any of its representations and warranties contained in clauses (v) or (vi) of
                           Section 3(a) above, or any indemnification arises for which Seller would otherwise be liable hereunder to the extent it arises from a Special Third Party Claim, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that Buyer makes a written claim for indemnification against Seller pursuant to Section 11(f) below within such survival period, then Seller agree to indemnify Buyer from and against the entirety of any damages caused proximately by the breach and suffered by Buyer through and after the date of the claim for indemnification.

         (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLER. In the event Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that Seller make a written claim for indemnification against Buyer pursuant to Section 11(f) below within such survival period, then Buyer agrees to indemnify Seller from and against the entirety of any damages caused proximately by the breach and suffered by Seller through and after the date of the claim for indemnification (but EXCLUDING any damages Seller shall suffer after the end of any applicable survival period).

         (d) MATTERS INVOLVING THIRD PARTIES.

                  (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") that may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

                  (ii) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim, at its expense, with counsel of its choice reasonably satisfactory to the Indemnified Party; PROVIDED, HOWEVER, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                  (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in subsection 8(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                  (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld or delayed.

         9. TAX MATTERS

         (a) INCOME TAX SHARING AGREEMENTS. Any Income Tax sharing agreement between Seller or PacifiCorp or any Affiliate of PacifiCorp, and any entity in the Affordable Housing Group, is terminated as of the Closing Date (or as of the earlier date specified in clause (k) hereof, if applicable) and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

         (b) RETURNS FOR PERIODS THROUGH THE CLOSING DATE. Seller will cause PacifiCorp to include the income of the Affordable Housing Group (including any deferred income triggered into income by Treas. Reg. Section 1.1502-13 and Treas. Reg. Section 1.1502-14 and any excess loss accounts taken into income under Treas. Reg. Section 1.1502-19) on the PacifiCorp consolidated federal Income Tax Returns for all periods through the Closing Date (or as of the earlier date specified in clause (k) hereof, if applicable) and pay any federal Income Taxes attributable to such income. The Affordable Housing Group will furnish Income Tax information to PacifiCorp for inclusion in PacifiCorp's federal consolidated Income Tax Return for the period that ends on and includes the Closing Date (or as of the earlier date specified in clause (k) hereof, if applicable) in accordance with the Affordable Housing Group's past custom and practice. Seller will cause PacifiCorp to take no position on such returns, including any amended returns, that relate to the Affordable Housing Group that would adversely affect the Affordable Housing Group after the Closing Date (or as of the earlier date specified in clause (k) hereof, if applicable) unless such position would be reasonable in the case of a Person that owned the Affordable Housing Group both before and after the Closing Date (or as of the earlier date specified in clause
(k) hereof, if applicable). The income, losses and tax benefits (including, without limitation, the Tax Credits) of the Affordable Housing Group will be apportioned to the period up to and including the Closing Date and the period after the Closing Date (or, in each case, as of the earlier date specified in clause (k) hereof, if applicable) by closing the books of the Affordable Housing Group as of the end of the Closing Date (or as of the earlier date specified in clause (k) hereof, if applicable). Buyer will prepare any Income Tax Returns and other Tax Returns required to be prepared for periods including, but not ending on, the Closing Date (or as of the earlier date specified in clause (k) hereof, if applicable).

         (c) AUDITS. PacifiCorp will keep Buyer and its counsel informed of the status of any audits of PacifiCorp consolidated federal Income Tax Returns to the extent that such returns relate to the Affordable Housing Group. PacifiCorp will not settle any such audit in a manner that would adversely affect the Affordable Housing Group after the Closing Date unless such settlement would be reasonable in the case of a Person that owned the Affordable Housing Group both before and after the Closing Date.

         (d) CARRYBACKS. Buyer or the Affiliated Group of which Buyer is a member agrees to waive carrybacks to the greatest extent possible pursuant to
Section 172(b)(3) of the Code or otherwise.

         (e) RETENTION OF CARRYOVERS. Seller will cause PacifiCorp not to elect to retain any net operating loss carryovers or capital loss carryovers of any entities in the Affordable Housing Group under Treas. Reg. Section 1.1502-20(g).

         (f) INDEMNIFICATION FOR POST-CLOSING TRANSACTIONS. Buyer agrees to indemnify Seller and PacifiCorp for any additional tax owed by Seller or PacifiCorp (including tax owed by Seller due to this indemnification payment) resulting from any transaction not in the Ordinary Course of Business occurring on the Closing Date after Buyer's purchase of the Directly-Owned Company Shares and the Directly-Owned Partnership Interests.

         (g) POST-CLOSING TRANSACTIONS NOT IN THE ORDINARY COURSE. Buyer and Seller agree to report all transactions not in the Ordinary Course of Business occurring on the Closing Date after Buyer's purchase of the Directly-Owned Company Shares and the Directly-Owned Partnership Interests on Buyer's federal Income Tax Return to the extent permitted by Treas. Reg. Section 1.1502-76(b)(1)(B).

         (h) ALLOCATION OF PURCHASE PRICE. On or before March 1, 1998, Buyer shall deliver to Seller a schedule setting forth a reasonable estimate of the allocation of the Purchase Price and the liabilities of the Affordable Housing Group (plus other relevant items) to the assets of the entities in the Affordable Housing Group for all purposes (including Income Tax and financial accounting purposes), which shall be subject to the approval of Seller, such approval not to be unreasonably withheld or delayed. As soon as possible after Closing, Buyer shall prepare and deliver to Seller a schedule setting forth a final allocation of the Purchase Price and the liabilities of the Affordable Housing Group (plus other relevant items) to the assets of the entities in the Affordable Housing Group which shall be subject to the approval of Seller, such approval not to be unreasonably withheld or delayed. Buyer, Seller, the entities in the Affordable Housing Group and PacifiCorp will file all Income Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

         (i) SECTION 338(H)(10) ELECTION. At Buyer's option, Seller will join, and will cause the Affiliated Group to join, with Buyer in making an election under ss.338(h)(10) of the Code (and any corresponding elections under state, local, or foreign Tax law) (collectively a "SS.338(H)(10) ELECTION") with respect to the purchase and sale of the stock of any corporations included in the Affordable Housing Group hereunder; provided, however, that if Buyer chooses to make a ss.338(h)(10) Election, then Buyer shall pay to Seller an additional amount of Purchase Price (the "SS.338(H)(10) CONSIDERATION") equal to the total Tax cost to Seller and the Affiliated Group of the ss.338(h)(10) Election, including the Tax effect of receipt of the ss.338(h)(10) Consideration, so that the net after-Tax position of Sellers and the Affiliated Group is the same after the ss.338(h)(10) Election as it would have been had the ss.338(h)(10) Election not been made. The amount of the ss.338(h)(10) Consideration shall be determined by Seller in good faith. Seller shall allow Buyer an opportunity to review Seller's computation of the ss.338(h)(10) Consideration and shall consider in good faith any comments that Buyer may provide with respect to that computation. Seller and the Affiliated Group shall not be required to join in the ss.338(h)(10) Election unless and until the ss.338(h)(10) Consideration has been paid or arrangements acceptable to Seller has been made for such payment.

         (j) NOTICE OF INCOME TAX PROCEEDINGS; CONTEST PROCEDURE. Buyer or Seller, as the case may be (the "PROCEEDING PARTY") shall promptly (in any event, within ten (10) business days) notify the other (the "PARTICIPATING PARTY") if Proceeding Party receives a written or proposed revenue agent's report, a "30-day letter," a notice of a partnership's audit by adjustment or a notice of deficiency from the Internal Revenue Service relating to an Affordable Housing Group Claim. All information document requests and responses to the foregoing shall be reviewed and approved by the Participating Party, such approval not to be unreasonably withheld or delayed. For purposes hereof, an "AFFORDABLE HOUSING GROUP CLAIM" shall mean an action by the Internal Revenue Service described in the preceding sentence in which the Internal Revenue Service proposes an adjustment to a Proceeding Party's federal income taxes or a federal partnership return in which an adverse determination could, directly or indirectly, cause Tax Credits or losses to not be available or allowable to a Participating Party or cause a Participating Party to lose the right to claim, or to suffer a disallowance, elimination, reduction, recapture or disqualification of, all or any portion of, the Tax Credits or losses, in each case to the extent such adjustments relate to the Affordable Housing Group either before or after Closing. If a Participating Party promptly requests the Proceeding Party to do so, the Proceeding Party shall contest in good faith, at the expense of both the Participating Party and the Proceeding Party (based upon such party's "CONTEST EXPENSE SHARE" (as defined below)), the proposed adjustment, and shall consider in good faith any suggestion made by the Participating Party as to the method of pursuing such contest; provided, however, that the Proceeding Party shall not be obligated to contest such adjustment unless (i) the Participating Party provides a written undertaking to the Proceeding Party to cover its Contest Expense Share of the contest; (ii) Tax Counsel for the Proceeding Party is of the opinion that there is a reasonable basis for contesting the matter in question; and (iii) the aggregate amount of the proposed adjustment (including the collateral effect in future or prior tax years) as to the Participating Party is at least $100,000. The Proceeding Party shall discuss with the Participating Party the nature of the actions to be taken to contest such proposed adjustment, but shall have the sole discretion, acting in good faith, to determine the nature of such action. The Proceeding Party shall keep the Participating Party informed of the developments in any proceeding and shall consult with and reasonably consider any suggestions of the Participating Party; provided, however, that, except for an "Excepted Claim" (as defined below), the Proceeding Party shall have full control over any contest. In addition to and not in limitation of the foregoing, except for an "Excepted Claim," the Participating Party shall have no right to participate or be present in any meetings with the Internal Revenue Service or any hearings in connection with the proceeding. Notwithstanding anything contained herein to the contrary, the Proceeding Party shall not be obligated to continue any contest if the Participating Party fails to fund on demand any expenses of the contest in an amount equal to its Contest Expense Share and such failure continues for fifteen
(15) days after written notice of such demand. The Proceeding Party may, after consulting in good faith with Tax Counsel for the Participating Party, decline to contest any such Affordable Housing Group Claim or terminate such contest or enter into a settlement with respect to any such Affordable Housing Group Claim at any time in the Proceeding Party's sole discretion; provided that, the Proceeding Party (i) shall have either (A) diligently contested such Claim at least to the extent of arguing such Claim before the Appeals Division of the Internal Revenue Service, or (B) reached a good faith settlement with the Internal Revenue Service after full and diligent presentation by such Proceeding Party of the arguments contesting such Affordable Housing Group Claim, (ii) confirmed to the Participating Party by a certificate of a senior executive officer of the Proceeding Party that such Proceeding Party would have declined to contest, terminated the contest or agreed to such settlement with respect to such Affordable Housing Group Claim even if it had suffered the full adverse tax consequences of both the Proceeding Party and the Participating Party and in declining to contest, terminating the contest or entering into such settlement, such Proceeding Party has taken into account the relative tax and financial interests of both the Proceeding Party and the Participating Party, and (iii) the Proceeding Party shall have delivered to the Participating Party an opinion of the Proceeding Party's Tax Counsel to the effect that the legal and factual arguments in favor of such Affordable Housing Group Claim outweigh the legal and factual arguments in opposition to such Affordable Housing Group Claim. The Proceeding Party may, at its sole option, forego any and all administrative appeals, proceedings, hearings and conference with the Internal Revenue Service in respect of an Affordable Housing Group Claim and contest in a court of competent jurisdiction selected by such Proceeding Party an Affordable Housing Group Claim either before or after payment of the asserted taxes, fees or other charges. In no event shall a Proceeding Party be required to contest an Affordable Housing Group Claim at any appellate court level. In the event of an Excepted Claim, the Participating Party shall have the rights and be subject to the limitations of the Proceeding Party (where an Excepted Claim is not involved), the Proceeding Party shall have the rights and be subject to the limitations of the Participating Party (where an Excepted Claim is not involved) and the Proceeding Party shall provide a power of attorney to the Participating Party to pursue such Excepted Claim. Nothing contained in this Section 9(j) shall affect the obligations of Buyer with respect to Tax Credit Recapture under Section 6(e) hereof, it being acknowledged that, unless the Tax Credit Recapture is caused by a Non-controlled Event, Buyer shall be solely responsible for the costs of any contest relating to such Tax Credit Recapture. For purposes hereof, "CONTEST EXPENSE SHARE" shall be the relative percentage interest of Buyer and Seller in the adverse consequences which would arise from an adverse determination Affordable Housing Group Claim, computed as follows: (1) the Seller's share of the adverse consequences shall be equal to the Tax Credits or losses of Seller and its Affiliates which shall be disallowed, eliminated, reduced, recaptured or disqualified if the Internal Revenue Service prevailed on such Affordable Housing Group Claim, including any penalties and interest thereon, and (2) the Buyer's share of the adverse consequences shall be equal to the Tax Credits or losses of Buyer and its Affiliates which shall be disallowed, eliminated, reduced, recaptured or disqualified if the Internal Revenue Service prevailed on such Affordable Housing Group Claim (for purposes of this Section 6(j), "AFFILIATES" of Buyer shall include any transferee of Buyer or its Affiliates of any direct or indirect interest in the Project), including the present value of any Tax Credits and losses (determined by discounting at a rate of 10% per annum from the projected date of such availability as set forth on Schedule 1.6 attached hereto) attributable to the Project affected by such Affordable Housing Group Claim which would have been available to Buyer or its Affiliates after such date, assuming the Affordable Housing Group Claim was determined fully in the favor of the Buyer. For purposes hereof, "TAX COUNSEL" shall mean, for Seller, the firm of Stoel Rives, LLP, Portland, Oregon, or other nationally-recognized tax counsel selected by Seller and reasonably acceptable to Buyer, and for Buyer, the firm of Peabody & Brown, Boston, Massachusetts, or other nationally-recognized tax counsel selected by Buyer and reasonably acceptable to Seller. For purposes hereof, "EXCEPTED CLAIM" shall mean an Affordable Housing Group Claim as to which all of the following are satisfied: (1) the Participating Party's Contest Expense Share of such Affordable Housing Group Claim is more than fifty percent (50%), (2) the Affordable Housing Group Claim can be separately contested without involving other federal income tax issues which affect the Proceeding Party, and (3) the Participating Party designates in writing such Affordable Housing Group Claim to be an Excepted Claim.

         (k) INTERIM CLOSING OF THE BOOKS. To the extent permitted by the Code and applicable regulations, in the event the Closing occurs on or prior to the 15th day of a month, the parties shall treat Buyer as entering the entities included in the Affordable Housing Group as of the first day of such month. In the event the Closing occurs after the 15th day of a month the parties shall treat Buyer as entering the entities included in the Affordable Housing Group as of Closing Date.

         10. TERMINATION

         (a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

                  (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time before the Closing;

                  (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time before the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement (other than the representations and warranties in Section 4 above) in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 1998, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement), except that termination of this Agreement for failure to receive all Seller Consents under Section 7(a)(vii) shall be made solely under clause (iv) of this Section 10(a); and

                  (iii) Seller may terminate this Agreement by giving written notice to Buyer at any time before the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 1998, by reason of the failure of any condition precedent under
                           Section 7(b) hereof (unless the failure results primarily from Seller breaching any of its representations, warranties, or covenants contained in this Agreement).

                  (iv) By either Seller or Buyer, if, pursuant to Section 2(g), it is clear that eight (8) or more Projects will never be acquired by Buyer pursuant to this Agreement.

         (b) EFFECT OF TERMINATION.

                  (i) TERMINATION UNDER SECTION 10(A)(I) OR (IV). If the Parties terminate this Agreement pursuant to Section 10(a)(i) or (iv) above, the Deposit shall be returned to Buyer and all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); PROVIDED, HOWEVER, that the confidentiality provisions contained in the Confidentiality Agreement shall survive termination.

                  (ii) BUYER'S DEFAULT; LIQUIDATED DAMAGES. In the event Seller terminates this Agreement under Section 10(a)(iii) of this Agreement, unless it is terminated solely because of a breach by Buyer of a representation or warranty of which Buyer was not actually aware was inaccurate when made, the Deposit shall be retained by Seller as full, complete, liquidated damages ("Liquidated Damages"), as provided below. If Seller terminates this Agreement under Section 10(a)(iii) of this Agreement solely because of a breach by Buyer of a representation or warranty of which Buyer was not actually aware was inaccurate when made, Seller shall only retain that portion of the Deposit necessary to reimburse its reasonable out-of-pocket expenses in connection with the transactions contemplated hereby and the remaining amount of the Deposit, if any, shall be returned to Buyer.

                           Notwithstanding any other provisions of this Agreement to the contrary, Buyer and Seller agree that, in the event that Buyer breaches a representation or warranty (except for inaccuracies of which Buyer was not aware, as set forth above) or covenant contained herein or otherwise fails to perform its obligations under this Agreement prior to the closing hereunder, it would be impracticable or extremely difficult to fix or determine Seller's actual damages. Therefore, Buyer and Seller each agree that the amount of the liquidated damages has been agreed upon as liquidated damages after negotiation as the parties' reasonable estimate of Seller's damages and as Seller's exclusive remedy against Buyer in the event of the occurrence of any event described in the first sentence of this Section
                           (ii). Buyer and Seller each acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty.

                           If Buyer defaults in any material respect in its obligations hereunder or breaches a material representation or material warranty or covenant herein or otherwise fails to perform any of its obligations under this Agreement after the Closing, Seller shall be entitled to assert all claims and to exercise all remedies available to it at law or in equity; PROVIDED, HOWEVER, that Seller shall have no right to consequential damages.

                  (iii) SELLER'S DEFAULT. In the event Buyer terminates the Agreement under Section 10(a)(ii) of this Agreement or because Seller otherwise fails to perform any of its obligations under this Agreement before the Closing, then the Deposit, if any, shall be returned to Buyer and Buyer shall be entitled to recover (A) its reasonable out-of-pocket expenses in connection with the transactions contemplated hereby and (B) unless the termination has occurred solely because of a breach by Seller of a representation or warranty of which Seller was not aware was inaccurate when made, for a period of one year following the termination, an amount equal to the excess of (1) any amount received by Seller from any future sale of a Project or an interest in any Project during such year, over (2) the amount Buyer would have paid for such Project or interest hereunder if Buyer had purchased such Project or interest on the date such future sale referred to in clause (1) occurs. Notwithstanding anything contained herein to the contrary, Buyer shall be entitled to no other monetary damages. If such default or such breach or such failure occurs after the Closing, Buyer shall be entitled to assert all claims and to exercise all remedies available to it at law or in equity with respect to any default, breach or failure by Seller, subject to Section 8 hereof; PROVIDED, HOWEVER, that Buyer shall have no right to consequential damages. In no event shall Buyer have the right to offset amounts due to Seller under any contract or agreement between Seller and Buyer or any Affiliate of Buyer on account of default by Seller hereunder.

                  (iv) Notwithstanding anything herein contained to the contrary, in no event shall Seller have any liability hereunder or at law or in equity for the payment of money damages if the amount of such payment, when added to the amount of all other payments made by Seller for such purposes would exceed the Purchase Price.

         (c) SPECIFIC PERFORMANCE. In addition to the rights relating to termination set forth herein, Buyer shall have the right of specific performance.

         11. MISCELLANEOUS

         (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement before the Closing without the prior written approval of Buyer and Seller; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party before making the disclosure).

         (b) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, that LNR Property Corporation may assign all or a portion of its rights hereunder to one or more of its Affiliates if (i) LNR Property Corporation fully and unconditionally guarantees the undertaking of such Affiliates and (ii) LNR Property Corporation is solely responsible for, and shall pay on demand, any increased costs to Seller which arise because of such assignment.

         (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (e) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         IF TO SELLER:              Pacific Harbor Capital, Inc.
                                    American Pacific Properties, Inc.
                                    825 NE Multnomah, Suite 775
                                    Portland, Oregon  97232
                                    Attn:  Craig N. Longfield
                                    Telecopy No. (503) 797-7246

         with a copy, which shall not constitute notice, to:

                                    Gary R. Barnum
                                    Stoel Rives LLP
                                    900 SW Fifth Avenue, Suite 2300
                                    Portland, Oregon  97204
                                    Telecopy No. (503) 220-2480

         IF TO BUYER:               LNR Property, Corporation
                                    760 Northwest 107th Avenue
                                    Miami, Florida 33172
                                    Attn:  Jeffrey Krasnoff
                                    Telecopy No. (305) 226-7691
         with a copy, which shall not constitute notice, to:

                                    Robert Adkins
                                    Peabody & Brown
                                    101 Federal Street
                                    Boston, Massachusetts 02110-1832
                                    Telecopy No. (617) 345-1300

                                    Brian L. Bilzin
                                    Bilzin, Sumberg Dunn & Axelrod
                                    2500 First Union Financial Center
                                    Miami, Florida  33131-2336
                                    Telecopy No. (305) 374-7593

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of Oregon without giving effect to any choice or conflict of law provision or rule (whether of the state of Oregon or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Oregon.

         (h) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (i) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (j) EXPENSES; TRANSFER TAXES. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Buyer and Seller shall each be responsible for fifty percent (50%) of any stamp, transfer, sales or similar taxes imposed by the State of Pennsylvania in


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

connection with the transactions contemplated at Closing. Seller shall be solely responsible for any stamp, transfer, sales or similar taxes imposed by the State of Washington in connection with the transactions contemplated at Closing. In the event any other state or local jurisdiction imposes any stamp, transfer, sales or similar taxes in connection with the transactions contemplated at Closing, Buyer, Seller or both, shall be responsible for such taxes in accordance with the prevailing practice of such jurisdiction. Notwithstanding the foregoing, Buyer shall be solely responsible for all out-of-pocket expenses of Seller in connection with requests of Buyer which relate to the transition of the operation of the Affordable Housing Group (as distinguished from the consummation of the sale), such as any option or similar expenses incurred in connection with obtaining substitute space for the Affordable Housing Group and travel and lodging costs of employees of Seller traveling to the offices of Buyer.

         (k) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (l) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (M) ENTIRE AGREEMENT. THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF.

                                      *****


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




         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

LNR PROPERTY CORPORATION

By:/S/ STEVEN J. SAIONTZ
   -----------------------------------------
         Name: Steven J. Saiontz
         Title: CHIEF EXECUTIVE OFFICER



PACIFIC HARBOR CAPITAL, INC.

By:/S/ CRAIG N. LONGFIELD
   -----------------------------------------
         Craig N. Longfield
         President


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